EXECUTION COPY








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                              ACQUISITION AGREEMENT

                                      Among

                          ORTHOFIX INTERNATIONAL N.V.,

                            TREVOR ACQUISITION, INC.,

                                   BREG, INC.

                                       and

                              BRADLEY R. MASON, AS

                          SHAREHOLDERS' REPRESENTATIVE



                          Dated as of November 20, 2003




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                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01. Certain Definitions..............................................2
SECTION 1.02. Definitions......................................................5
SECTION 1.03. Interpretation and Rules of Construction.........................8


                                   ARTICLE II

                                   THE MERGER

SECTION 2.01. The Merger.......................................................8
SECTION 2.02. Effective Time; Closing..........................................8
SECTION 2.03. Effect of the Merger.............................................9
SECTION 2.04. Articles of Incorporation; Bylaws................................9
SECTION 2.05. Directors and Officers...........................................9


                                   ARTICLE III

                            CONVERSION OF SECURITIES

SECTION 3.01. Conversion of Securities.........................................9
SECTION 3.02. Exchange of Certificates........................................11
SECTION 3.03. Stock Transfer Books............................................13
SECTION 3.04. Company Stock Options...........................................13
SECTION 3.05. Dissenting Shares...............................................13
SECTION 3.06. Working Capital Adjustment......................................14


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01. Organization and Qualification; Subsidiaries....................15
SECTION 4.02. Articles of Incorporation and Bylaws............................16
SECTION 4.03. Capitalization..................................................16
SECTION 4.04. Corporate Authority.............................................17
SECTION 4.05. No Conflict; Required Filings and Consents......................17
SECTION 4.06. Permits; Compliance.............................................18
SECTION 4.07. Financial Statements............................................19
SECTION 4.08. Absence of Certain Changes or Events............................21
SECTION 4.09. Absence of Litigation...........................................21



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SECTION 4.10. Employee Benefit Plans..........................................22
SECTION 4.11. Labor and Employment Matters....................................24
SECTION 4.12. Property and Leases.............................................25
SECTION 4.13. Intellectual Property...........................................26
SECTION 4.14. Taxes...........................................................27
SECTION 4.15. Environmental Matters...........................................28
SECTION 4.16. Material Contracts..............................................28
SECTION 4.17. Regulatory Matters..............................................30
SECTION 4.18. Customers and Suppliers.........................................32
SECTION 4.19. Product Liability; Product Warranties...........................33
SECTION 4.20. Certain Business Practices......................................33
SECTION 4.21. Interested Party Transactions...................................33
SECTION 4.22. Insurance.......................................................34
SECTION 4.23. Inventories.....................................................34
SECTION 4.24. Foreign Trade Matters...........................................34
SECTION 4.25. Board Approval; Vote Required...................................35
SECTION 4.26. Opinion of Financial Advisor....................................35
SECTION 4.27. Brokers.........................................................35


                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 5.01. Corporate Organization..........................................36
SECTION 5.02. Deed of Incorporation and Bylaws................................36
SECTION 5.03. Authority Relative to This Agreement............................36
SECTION 5.04. No Conflict; Required Filings and Consents......................36
SECTION 5.05. No Vote Required................................................37
SECTION 5.06. Operations of Merger Sub........................................37
SECTION 5.07. Financing Arrangements..........................................37
SECTION 5.08. PFIC............................................................38
SECTION 5.09. Brokers.........................................................38


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Pending the Merger...........38
SECTION 6.02. Inventory.......................................................40


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

SECTION 7.01. Shareholder Approval............................................40
SECTION 7.02. Access to Information; Confidentiality..........................41



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SECTION 7.03. No Solicitation of Transactions.................................41
SECTION 7.04. Employee Benefits Matters.......................................42
SECTION 7.05. Directors' and Officers' Insurance; Indemnification.............43
SECTION 7.06. Notification of Certain Matters.................................43
SECTION 7.07. Further Action; Reasonable Best Efforts.........................44
SECTION 7.08. Obligations of Merger Sub.......................................44
SECTION 7.09. Public Announcements............................................44
SECTION 7.10. Expenses........................................................44
SECTION 7.11. Financing.......................................................45
SECTION 7.12. Payment of Promissory Notes and Other Amounts Due...............45
SECTION 7.13. Environmental Insurance Policy..................................46
SECTION 7.14. No Implied Representation and Warranties........................46
SECTION 7.15. Restrictions on Actions on Date of Effective Time...............46


                                  ARTICLE VIII

                                   TAX MATTERS

SECTION 8.01. Indemnity.......................................................46
SECTION 8.02. Returns and Payments............................................47
SECTION 8.03. Refunds.........................................................48
SECTION 8.04. Contests........................................................49
SECTION 8.05. Time of Payment.................................................50
SECTION 8.06. Cooperation and Exchange of Information.........................50
SECTION 8.07. Characterization of Payments....................................51


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

SECTION 9.01. Conditions to the Obligations of Each Party.....................51
SECTION 9.02. Conditions to the Obligations of Parent and Merger Sub..........52
SECTION 9.03. Conditions to the Obligations of the Company....................54


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination....................................................55
SECTION 10.02. Effect of Termination..........................................56
SECTION 10.03. Amendment......................................................56
SECTION 10.04. Waiver.........................................................56




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                                   ARTICLE XI

                                 INDEMNIFICATION

SECTION 11.01. Survival of Representations and Warranties.....................57
SECTION 11.02. Indemnification by the Shareholders............................57
SECTION 11.03. Indemnification by Parent......................................58
SECTION 11.04. Indemnification Procedures.....................................59
SECTION 11.05. Shareholders' Representative...................................60
SECTION 11.06. Exclusive Remedy...............................................61


                                   ARTICLE XII

                               GENERAL PROVISIONS

SECTION 12.01. Notices........................................................61
SECTION 12.02. Severability...................................................63
SECTION 12.03. Entire Agreement...............................................63
SECTION 12.04. Assignment; Binding Effect.....................................63
SECTION 12.05. Parties in Interest............................................63
SECTION 12.06. Specific Performance...........................................64
SECTION 12.07. Governing Law..................................................64
SECTION 12.08. Waiver of Jury Trial...........................................64
SECTION 12.09. Headings.......................................................64
SECTION 12.10. Incorporation of Exhibits......................................64
SECTION 12.11. No Waiver......................................................64
SECTION 12.12. Counterparts...................................................65



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



         ACQUISITION AGREEMENT, dated as of November 20, 2003 (this "Agreement"), among ORTHOFIX INTERNATIONAL N.V., a company organized under the laws of the Netherlands Antilles ("Parent"), TREVOR ACQUISITION, INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), BREG, INC., a California corporation (the "Company"), and BRADLEY R. MASON, as Shareholders' Representative (as defined in Section 11.05 hereof).

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California (the "CGCL") and the General Corporation Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

         WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the shareholders of the Company;

         WHEREAS, the Board of Directors of Parent (the "Parent Board") has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

         WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement Parent is entering into employment agreements with each of Bradley R. Mason, William R. Hopson, Mark Howard, Raymond Fujikawa, Stephen Oordt, Patrick Cawley, Kathleen Barber, Nancy Rogala, Mark Wobken, Jim Burke and Jeffrey Mason (the "Employment Agreements"); and

         WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement Parent and the shareholders of the Company set forth on Exhibit A hereto (the "Significant Shareholders") are entering into a Voting and Subscription Agreement (the "Voting and Subscription Agreement") substantially in the form of Exhibit B hereto providing that, among other things, (i) the Significant Shareholders will vote their shares of common stock, no par value, of the Company (the "Company Common Stock") in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) the Significant Shareholders will purchase from Parent, and Parent will issue to the Significant Shareholders, immediately following the Effective Time (as defined herein), shares of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") as set forth therein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Shareholders' Representative hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. Certain Definitions. For purposes of this Agreement:


         "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

         "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

         "business day" means any day on which banks are not required or authorized to close in the City of New York.

         "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

         "Company Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Parent and Merger Sub in connection with this Agreement.

         "Company Material Adverse Effect" means any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to (a) the business, financial condition, assets, liabilities or results of operations of the Company and the Subsidiary taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing clause (a) shall not include any event, circumstance, change or effect resulting from (v) any action taken by or under the direction of Parent, Merger Sub or any affiliate of Parent or Merger Sub; (w) any national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (x) changes in general economic conditions or Laws that do not have a disproportionate effect (relative to other industry participants) on the Company and the Subsidiary taken as a whole; (y) general changes in the industries in which the Company and the Subsidiary operate that do not have a disproportionate effect (relative to other industry participants) on the Company and the Subsidiary taken as a whole; or (z) the public announcement of the transactions contemplated hereby.

         "Company's Accountants" means Deloitte & Touche LLP, the Company's independent public accountants.

         "Company IP Agreements" means all (a) licenses of Intellectual Property by the Company or the Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or the Subsidiary and (c) agreements between the Company




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     or the Subsidiary and any third party relating to the development or use of
     Intellectual Property; provided, however, that "Company IP Agreements" shall not include licenses for the use of "off-the-shelf" software that is commercially available for less than $10,000.

         "Company Licensed Intellectual Property" means all Intellectual Property owned by any third party and licensed to the Company or the Subsidiary for use in connection with its business.

         "Company Owned Intellectual Property" means all Intellectual Property owned by the Company or the Subsidiary and used or held for use in connection with its business.

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), charge, encumbrance, servient easement, adverse claim, preferential arrangement or similar restriction.

         "Environmental Laws" means any United States federal, state or local or non-United States laws relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances or (c) pollution or protection of the environment or natural resources.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fully Diluted Basis" means after taking into account all outstanding shares of Company Common Stock and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all shares of Company Common Stock that the Company is obligated to issue thereunder.

         "Governmental Authority" means United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, body, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

         "Hazardous Substances" means (a) those substances and wastes defined as hazardous or toxic in, or regulated under, the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof and (d) polychlorinated biphenyls and asbestos.




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



         "Intellectual Property" means United States and non-United States (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrights, and registrations and applications for registration thereof and (d) trade secrets or other confidential and proprietary information.

         "knowledge of the Company" or "the Company's knowledge" means the knowledge of Bradley R. Mason, William R. Hopson, Christine Bowden, Nancy Rogala, Teresa Clark, Steve Romeo, Jeffrey Mason, Jim Burke, Stephen Oordt, Mark Howard, Mark Wobken, Patrick Cawley, Kathleen Barber and Raymond Fujikawa.

         "Law" means United States or non-United States supranational, national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

         "Parent Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Parent and Merger Sub to the Company in connection with this Agreement.

         "Parent Material Adverse Effect" means any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (v) any action taken by or under the direction of the Company or any affiliate of the Company; (w) any national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (x) changes in general economic conditions or Laws or changes in the securities markets in general that do not have a disproportionate effect (relative to other industry participants) on Parent and its subsidiaries taken as a whole, (y) general changes in the industries in which Parent and its subsidiaries operate that do not have a disproportionate effect (relative to other industry participants) on Parent and its subsidiaries taken as a whole; or (z) the public announcement of the transactions contemplated hereby.

         "Payment Programs" means Medicare, TRICARE, Medicaid, Worker's Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs.




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



         "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         "subsidiary" or "subsidiaries" of a person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

         "Subscription Agreements" means the Subscription Agreements to be entered into by Parent and certain shareholders of the Company after the date hereof and substantially in the form of Exhibit C hereto.

         "Taxes" means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts or charges imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

         "Total Current Assets" means the sum of the amounts of accounts receivable, inventory, prepaid expenses, deposits - current and other current assets as of the end of day for which the calculation is made.

         "Total Current Liabilities" means the sum of the amounts of accounts payable, salaries & wages payable, commissions payable and accrued expenses as of the end of the day for which the calculation is made.

         "Transactions" means the Merger and the other transactions contemplated by this Agreement, the Voting and Subscription Agreement and the Subscription Agreements.

         "Working Capital" means, as of any date, the amount equal to the amount of Total Current Assets as of the end of the day of such date less the amount of Total Current Liabilities as of the end of the day of such date. For the avoidance of doubt, Working Capital shall be calculated without regard to Taxes payable.

         SECTION 1.02. Definitions. The following terms have the meaning set forth in the Sections set forth below:

     Defined Term                                        Location of Definition
     ------------                                        ----------------------

     2002 Balance Sheet.................................      ss. 4.07(b)
     Acquisition Documents..............................      ss. 11.01
     Action.............................................      ss. 4.09
     Agreement..........................................        Preamble
     Agreement of Merger................................      ss. 2.02




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


     Defined Term                                        Location of Definition
     ------------                                        ----------------------

     Anti-Kickback Statute..............................      ss. 4.17(j)
     Arranger...........................................      ss. 5.07
     Blue Sky Laws......................................      ss. 4.05(b)
     Cash Escrow Fund...................................      ss. 3.02(c)
     Certificate of Merger..............................      ss. 2.02
     Certificates.......................................      ss. 3.02(b)
     CGCL...............................................        Recitals
     Closing............................................      ss. 2.02
     Closing Cash.......................................      ss. 3.01(a)
     Closing Working Capital Amount.....................      ss. 3.06(c)
     Company............................................        Preamble
     Company Board......................................        Recitals
     Company Common Stock...............................        Recitals
     Company Expense Amount.............................      ss. 7.10
     Company Permits....................................      ss. 4.06
     Company Stock Option Plans.........................      ss. 3.04
     Company Stock Options..............................      ss. 3.04
     Competing Transaction..............................      ss. 7.03(b)
     Confidentiality Agreement..........................      ss. 7.02(b)
     Credit Agreement...................................      ss. 3.01(a)
     DGCL...............................................        Recitals
     Dissenting Shares..................................      ss. 3.05(a)
     DMERC..............................................      ss. 4.17(e)
     EAR................................................      ss. 4.24(a)
     Effective Time.....................................      ss. 2.02
     Employment Agreements..............................        Recitals
     Environmental Insurance Policy.....................      ss. 7.13
     ERISA..............................................      ss. 4.10(a)
     Escrow Account.....................................      ss. 3.02(c)
     Escrow Agent.......................................      ss. 3.02(c)
     Escrow Agreement...................................      ss. 3.02(c)
     Estimated Closing Working Capital..................      ss. 3.06(a)
     Estimated Working Capital Adjustment...............      ss. 3.06(a)
     Estimated Working Capital Schedule.................      ss. 3.06(a)
     Exchange Agent.....................................      ss. 3.02(a)
     Exchange Fund......................................      ss. 3.02(a)
     FDA................................................      ss. 4.17(b)
     Final Closing Working Capital......................      ss. 3.06(b)
     Final Working Capital Schedule.....................      ss. 3.06(b)
     Financial Statements...............................      ss. 4.07(a)
     Financing..........................................      ss. 5.07
     Financing Letter...................................      ss. 5.07
     HSR Act............................................      ss. 4.05(b)
     Indemnification Agreements.........................      ss. 7.05(a)
     Indemnified Party..................................      ss. 11.04(a)



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


     Defined Term                                        Location of Definition
     ------------                                        ----------------------

     Indemnified Person.................................      ss. 7.05(a)
     Indemnifying Party.................................      ss. 11.04(a)
     Independent Accounting Firm........................      ss. 3.06(c)
     Information Statement..............................      ss. 7.01(b)
     Interim Financial Statements.......................      ss. 4.07(a)
     IRS................................................      ss. 4.10(a)
     Lease Documents....................................      ss. 4.12(b)
     Loss...............................................      ss. 11.02(a)
     Material Contracts.................................      ss. 4.16(a)
     Merger.............................................        Recitals
     Merger Consideration...............................      ss. 3.01(a)
     Merger Sub.........................................        Preamble
     Multiemployer Plan.................................      ss. 4.10(b)
     Multiple Employer Plan.............................      ss. 4.10(b)
     Net Aggregate Value................................      ss. 3.01(a)
     Non - U.S. Benefit Plan............................      ss. 4.10(h)
     Order..............................................      ss. 9.01(b)
     Parent.............................................        Preamble
     Parent Board.......................................        Recitals
     Parent Common Stock................................        Recitals
     Parent Indemnified Parties.........................      ss. 11.02(a)
     Per Share Escrow Amount............................      ss. 3.02(b)
     Plans..............................................      ss. 4.10(a)
     Representatives....................................      ss. 7.02(a)
     Returns............................................      ss. 8.01(a)
     September 30 Statement of Working Capital..........      ss. 3.06(b)
     Shareholder........................................      ss.11.02(a)
     Shareholder Indemnified Parties....................      ss.11.03(a)
     Shareholders' Representative.......................      ss. 11.05
     Shares.............................................      ss. 3.01(a)
     Significant Shareholders...........................        Recitals
     Stark Law..........................................      ss. 4.17(h)
     Subsidiary.........................................      ss. 4.01(b)
     Surviving Corporation..............................      ss. 2.01
     Target Working Capital.............................      ss. 3.06(a)
     Terminating Company Breach.........................      ss. 10.01(e)
     Terminating Parent Breach..........................      ss. 10.01(f)
     Third Party Claims ................................      ss. 11.04(b)
     Vista Lease........................................      ss. 9.02(p)
     Voting and Subscription Agreement..................        Recitals

         SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

         (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

         (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

         (c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

         (d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

         (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

         (g) references to a person are also to its successors and permitted assigns; and

         (h) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the CGCL and the DGCL, at the Effective Time (as defined in Section 2.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article IX, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger (the "Agreement of Merger") with the Secretary of State of the State of California (substantially in the form attached hereto as Exhibit F) and a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the CGCL and the DGCL, respectively (the date and time upon which both such filings shall have been completed (or such later time as may be agreed by each of the parties hereto and specified in the Agreement of Merger) being the "Effective Time"). Immediately prior to such filing of the Agreement of Merger and Certificate of Merger, a closing (the "Closing") shall be held at the offices of Shearman & Sterling LLP, 555 California Street, Suite 2000, San Francisco, CA 94104, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX.

         SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 2.04. Articles of Incorporation; Bylaws. (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

         (b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

         SECTION 2.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

         SECTION 3.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

         (a) each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.01(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically, subject to Section 3.02 and Section 7.12(a), into the right to receive an amount in cash equal to the Merger

     Consideration (as defined below), payable upon surrender, in the manner provided in Section 3.02, of the certificate that formerly evidenced such Share. Each share of Company Common Stock issued with respect to options to acquire Company Common Stock that have been exercised prior to the Effective Time shall be treated for purposes of this Agreement as issued and outstanding prior to the Effective Time.

     For purposes of this Section 3.01(a):

               "Merger Consideration" means the quotient determined by dividing the Net Aggregate Value by the number of Shares outstanding immediately prior to the Effective Time.

               "Net Aggregate Value" means $150,000,000 less (i) the sum of (A) the aggregate amount outstanding (including accrued interest) as of the end of the day of the Effective Time under the Credit Agreement plus (B) the aggregate amount outstanding (including accrued interest) as of the end of the day of the Effective Time under all promissory notes issued by the Company plus (C) the Company Expense Amount (as defined in Section 7.10) plus (D) $75,000 (one-half of the agreed credit balance accounts receivable amount) plus (E) $55,000 (one-half of the expected premium cost of the Environmental Insurance Policy), plus (ii) the sum of (A) the aggregate amount outstanding (including accrued interest, except for the accrued interest on the six $450,000 notes receivable from certain Breg executives) as of the end of the day of the Effective Time under all promissory notes held by the Company (not including the portion of any promissory note provided to the Company in connection with the exercise of Company Stock Options for the payment of income and employment taxes of the exercising option holder that the Company will pay to the applicable taxing authorities after the date of the Effective Time) plus (B) the aggregate cash amount paid to the Company after the date of this Agreement and prior to the end of the day of the Effective Time (other than by providing a promissory note to the Company for the exercise of Company Stock Options, which instead will be taken into account under
          (ii)(A) hereof) in connection with the exercise of Company Stock Options pursuant to Section 3.04 plus (C) the amount of cash held by the Company as of the end of the day of the Effective Time (the "Closing Cash") (not later than two business days prior to the Effective Time, the Company shall deliver to Parent a good faith estimate of the Closing Cash along with such supporting information as Parent may reasonably request), and plus or minus, as the case may be,
          (iii) the amount of any Estimated Working Capital Adjustment calculated pursuant to Section 3.06(a). Any cash payment made by an exercising option holder to exercise Company Stock Options after the date of this Agreement and prior to the Effective Time shall be taken into account under (ii)(B) and not (ii)(C) hereof.

               "Credit Agreement" means the Credit Agreement, dated May 29, 2003, by and between U.S. Bank, N.A. and the Company, as amended.

         (b) each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

         (c) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

         SECTION 3.02. Exchange of Certificates. (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article III through the Exchange Agent, cash in an amount sufficient to pay the aggregate cash consideration pursuant to
Section 3.01(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash out of the Exchange Fund. Except as contemplated by Section 3.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

         (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.

         Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore that amount of cash (rounded down to the nearest whole cent) which such holder has the right to receive pursuant to
Section 3.01(a) in respect of the Shares formerly represented by such Certificate in accordance with Section 3.01(a) (after taking into account all Shares then held by such holder) less (i) the Per Share Escrow Amount (as defined below), which represents the amount of cash that is to be placed in escrow with respect to such Certificate in accordance with Section 3.02(c) below and (ii) any withholding in accordance with Section 7.12(a) with respect to such holder.

         "Per Share Escrow Amount" means $12,000,000 divided by the number of Shares outstanding immediately prior to the Effective Time.

         In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper amount of cash to which such holder is entitled pursuant to Section 3.01(a) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon such surrender, the cash to which such holder is entitled pursuant to Section 3.01(a).

         (c) Escrow Fund. Prior to the Effective Time, Parent, the Company and the Shareholders' Representative shall enter into an escrow agreement (the "Escrow Agreement") with an escrow agent selected by Parent and reasonably acceptable to the Company (the "Escrow Agent") substantially in the form of Exhibit D hereto. Pursuant to the terms of the Escrow Agreement, at the Effective Time, Parent shall deposit into the escrow account (the "Escrow Account") to be held by the Escrow Agent in accordance with the Escrow Agreement the amount of cash equal to $12,000,000 (the cash so deposited being the "Escrow Amount"). The Escrow Amount and all interest and other amounts earned thereon (the "Cash Escrow Fund") shall be available to compensate Parent, the Surviving Corporation and the other Parent Indemnified Parties (as defined in Section 11.02(a)) for Losses (as defined in Section 11.02(a)) in accordance with the indemnification obligations of the Shareholders under Article VIII and Article XI of this Agreement and the Escrow Agreement. The portion of the Cash Escrow Fund contributed on behalf of each holder of Company Common Stock shall be in proportion to the number of Shares held by each such holder immediately prior to the Effective Time. Distributions from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

         (d) No Further Rights in Company Common Stock. The cash issued upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

         (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Company Common Stock who have not theretofore complied with this
Article III shall thereafter look only to Parent for cash to which they are entitled pursuant to Section 3.01(a). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

         (f) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

         (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment or with respect to any exercise of Company Stock Options prior to the Effective Time to the extent that such holder has not already provided for the payment of withholding Taxes in connection with such exercise. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

         (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount and with such customary provisions as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash to which the holders thereof are entitled pursuant to Section 3.01(a).

         SECTION 3.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law.

         SECTION 3.04. Company Stock Options. In accordance with the provisions of the 1996 and 2000 Executive Stock Option Plans and the 1996 Sales Organizations' Stock Option Plan (collectively, the "Company Stock Option Plans") and any underlying stock option agreement pursuant to the plans, all options (the "Company Stock Options") outstanding at the Effective Time under the Company Stock Option Plans shall terminate as of the Effective Time by virtue of the Merger and without any further action on the part of the Company or the holder thereof, and each holder of a terminated Company Stock Option shall not be entitled to receive any consideration for such termination. In accordance with the provisions of the Company Stock Option Plans and any underlying stock option agreements pursuant to the plans, the Company shall allow each holder of any Company Stock Option to exercise prior to the Effective Time such Company Stock Option, whether or not otherwise exercisable and whether or not otherwise vested. The exercise of Company Stock Options may be effectuated by the exercising option holder providing a promissory note to the Company, in form and substance reasonably satisfactory to Parent, for the exercise price and such option holder's applicable income and employment taxes resulting from such exercise.

         SECTION 3.05. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by Shareholders entitled to vote on the Merger who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with the CGCL (collectively, the "Dissenting Shares"), if any, shall not be converted into, or represent the right to receive, the Merger Consideration. Such Shareholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of the CGCL, except that all Dissenting Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the CGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.02, of the certificate or certificates that formerly evidenced such Shares.

         (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         SECTION 3.06. Working Capital Adjustment. (a) Not later than three business days prior to the scheduled Effective Time, the Company shall deliver to Parent a schedule (the "Estimated Working Capital Schedule") summarizing the Company's good faith estimate of the Total Current Assets, the Total Current Liabilities and the resulting Working Capital of the Company and the Subsidiary as of the end of the day of the Effective Time (such estimated Working Capital being the "Estimated Closing Working Capital"). The Company shall prepare the Estimated Working Capital Schedule using the same accounting policies, methodologies, practices and assumptions as used in the preparation of the Statement of Working Capital as of September 30, 2003 attached hereto as Exhibit E (the "September 30 Statement of Working Capital"). The Company shall provide Parent with such information as Parent may reasonably request to verify the Estimated Working Capital Schedule. The Net Aggregate Value shall be adjusted pursuant to clause (iii) of the definition of Net Aggregate Value in Section 3.01(a) either (x) upward by the amount the Estimated Closing Working Capital is greater than $7,610,000 (the "Target Working Capital"), or (y) downward by the amount the Estimated Closing Working Capital is less than the Target Working Capital (such adjustment being the "Estimated Working Capital Adjustment").

         (b) As promptly as practicable, and in any event within 45 days, following the Effective Time, Parent shall deliver to the Shareholders' Representative a schedule (the "Final Working Capital Schedule") with reasonable supporting detail summarizing Parent's calculation of the Total Current Assets, the Total Current Liabilities and the resulting Working Capital of the Company and the Subsidiary as of the end of the day of the Effective Time (such Working Capital, subject to potential adjustments in accordance with Section 3.06(c), being the "Final Closing Working Capital"). Parent shall prepare the Final Working Capital Schedule using the same accounting policies, methodologies, practices and assumptions as used in the preparation of the September 30 Statement of Working Capital. Parent shall provide the Shareholders' Representative with such information as the Shareholders' Representative may reasonably request to verify the Final Working Capital Schedule.

         (c) The Shareholders' Representative may dispute any amounts reflected on the Final Working Capital Schedule, but only on the basis that the Final Working Capital Schedule has not been prepared using the same accounting policies, methodologies, practices and assumptions as used in preparing the September 30 Statement of Working Capital; provided, however, that the Shareholders' Representative shall have notified Parent in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days of Parent's delivery of the Final Working Capital Schedule to the Shareholders' Representative. In the event of such a dispute, the Shareholders' Representative and Parent shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Shareholders' Representative and Parent. If the Shareholders' Representative and Parent are unable to reach a resolution with such effect within 15 days after receipt by Parent of the Shareholders' Representative's written notice of dispute, the Shareholders' Representative and Parent shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to the Shareholders' Representative and Parent (the "Independent Accounting Firm"), which shall, within 30 days after such submission, deliver a report to Parent and the Shareholders' Representative setting forth the resolution of such disputed items and the adjustment, if any, to be made to the Final Closing Working Capital, and such report shall be final, binding and conclusive on the Shareholders' Representative and Parent. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Shareholders' Representative and Parent in the same proportion that the aggregate amount of such disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

         (d) If the Final Closing Working Capital is less than the Estimated Closing Working Capital, the amount of the difference between the Estimated Closing Working Capital and the Final Closing Working Capital shall be subject to indemnification by the Shareholders from the Cash Escrow Fund as provided in
Section 11.02(a)(v). If the Final Closing Working Capital is greater than the Estimated Closing Working Capital, the amount of the difference between the Final Closing Working Capital and the Estimated Closing Working Capital shall be paid by Parent to the Shareholders' Representative on behalf of the Shareholders to be distributed to the Shareholders by the Shareholders' Representative in proportion to the number of shares of Company Common Stock held by each such Shareholder immediately prior to the Effective Time.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

         SECTION 4.01. Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as provided in Section 4.01(a) of the Company Disclosure Schedule, the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) Section 4.01(b) of the Company Disclosure Schedule lists the sole subsidiary of the Company (the "Subsidiary"), together with the jurisdiction of incorporation of the Subsidiary, the percentage of the outstanding capital stock or other equity interest of the Subsidiary owned by the Company and the directors and officers of the Subsidiary. Except as disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.02. Articles of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and the Subsidiary. Such Articles of Incorporation, Bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor the Subsidiary is in violation of any of the provisions of its Articles of Incorporation, Bylaws or equivalent organizational documents.

         SECTION 4.03. Capitalization. (a) The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock. As of the date hereof, (i) 2,458,648 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held by the Subsidiary, and (iii) 233,766 shares of Company Common Stock are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plans. According to the Company's records, as of the date hereof, the Shares are owned as set forth in Section 4.03(a) of the Company Disclosure Schedule. Except as set forth in Section 4.03(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or the Subsidiary is a party relating to the issued or unissued capital stock of the Company or the Subsidiary or obligating the Company or the Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or the Subsidiary. Section 4.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent complete and correct copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as previously stated in this Section 4.03(a), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock or other equity interest of the Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Subsidiary or any other person. Except as set forth in Section 4.03(a) of the Company Disclosure Schedule, all outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock or other equity interest of the Subsidiary have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

         (b) Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, each outstanding share of capital stock or other equity interest of the Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest is owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's voting rights, charges and other encumbrances of any nature whatsoever.

         SECTION 4.04. Corporate Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger or any of the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the CGCL and the
DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or any equivalent organizational documents of the Company or the Subsidiary, (ii) conflict with or violate any Law applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected, or (iii) except as set forth on Section

4.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or the Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and filing and recordation of appropriate merger documents as required by the CGCL and the DGCL, (ii) for applicable requirements, if any, to update or give notice of any necessary change to the foreign investment registration of the Subsidiary and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.06. Permits; Compliance. Except as set forth in Section 4.06 of the Company Disclosure Schedule, each of the Company and the Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received notice that any suspension or cancellation of any of the Company Permits is pending and, to the knowledge of the Company, no such suspension or cancellation is threatened, except for such suspension or cancellation of Company Permits that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in
Section 4.06 of the Company Disclosure Schedule, neither the Company nor the Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any property or asset of the Company or the Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company, the Subsidiary or their respective directors, officers, employees, independent contractors or agents have engaged in any activities that would lead to any material penalties of any kind against Company or the Subsidiary under Sections 1128A, 1128B or 1877 of the Social Security Act (42 U.S.C. ss.ss. 1320a-7a, 1320a-7b and 1395nn), the False Claims Act (31 U.S.C. ss. 3729 et seq.), the False Statements Act (18 U.S.C. ss. 1001), the Program Fraud Civil Penalties Act (31 U.S.C. ss. 3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. ss. 301 et. seq.) (all as amended or superseded), or the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. ss. 1347, 18 U.S.C. ss. 669, 18 U.S.C. ss. 1035, 18 U.S.C. ss. 1518) and the
corresponding fraud and abuse, false claims and anti-self referral, manufacturing and marketing statutes and regulations in each state or other jurisdictions where the Company or the Subsidiary has engaged in business operations.

         SECTION 4.07. Financial Statements. (a) Section 4.07(a) of the Company Disclosure Schedule contains true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2001 and 2002, the related audited consolidated statements of income, shareholders' equity and cash flows of the Company for the fiscal years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's Accountants (collectively referred to herein as the "Financial Statements"), the unaudited consolidated balance sheet of the Company as of September 30, 2003 and the related consolidated statements of income, shareholders' equity and cash flows for the nine months then ended (collectively referred to herein as the "Interim Financial Statements"). Except as set forth in Section 4.07(a) of the Company Disclosure Schedule, the Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiary, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby, subject (in the case of the Interim Financial Statements) to normal and recurring year-end audit adjustments that will not be material in amount, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and the Subsidiary and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly in all material respects the consolidated financial condition of the Company and the Subsidiary and the results of the operations of the Company and the Subsidiary as of the dates thereof or for the periods covered thereby.

         (b) Except as set forth in Section 4.07(b) of the Company Disclosure Schedule and except as and to the extent set forth on the consolidated balance sheet of the Company as of December 31, 2002, including the notes thereto (the "2002 Balance Sheet"), neither the

Company nor the Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2002, which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 4.07(b) of the Company Disclosure Schedule (i) sets forth the aggregate amount outstanding under the Credit Agreement as of September 30, 2003 or the most recent practicable date, (ii) lists all promissory notes owed by the Company and the amount outstanding under each such note as of as of September 30, 2003 or the most recent practicable date and
(iii) lists all promissory notes owed to the Company and the amount outstanding under each such note as of September 30, 2003 or the most recent practicable date.

         (c) Except as set forth on Section 4.07(c) of the Company Disclosure Schedule, the Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP. Except as set forth on Section 4.07(c) of the Company Disclosure Schedule, the Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.07(c) of the Company Disclosure Schedule lists, and the Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating such internal accounting controls.

         (d) Since December 31, 2002, neither the Company nor the Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or the Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or the Subsidiary, whether or not employed by the Company or the Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since December 31, 2002, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

         (e) To the knowledge of the Company, no employee of the Company or the Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor the Subsidiary, nor any officer or employee or, to the knowledge of the Company, any contractor, subcontractor or agent of the Company or the Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or the Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. ss. 1514A(a).

         (f) Except as set forth in Section 4.07(f) of the Company Disclosure Schedule, all accounts receivable of the Company and the Subsidiary reflected on the 2002 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with U.S. GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. Except as set forth in
Section 4.07(f) of the Company Disclosure Schedule, the Company's reserve for contractual allowances and doubtful accounts has been calculated in a manner consistent with past practices. Except as set forth on Section 4.07(f) of the Company Disclosure Schedule, since the date of the 2002 Balance Sheet, neither the Company nor the Subsidiary has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or the Subsidiary sells goods, fills orders or records sales.

         (g) Except as set forth in Section 4.07(g) of the Company Disclosure Schedule, all accounts payable of the Company and the Subsidiary reflected on the 2002 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2002 Balance Sheet, the Company and the Subsidiary have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

         SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 2002, except as set forth in Section 4.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiary have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) neither the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01; provided, however, that for purposes of this Section 4.08(c), (i) Section 6.01(b)(ii)(B) shall read as follows: "except in the ordinary course of business and in a manner consistent with past practice and except for the sale, pledge, disposal, grant or encumbrance of any asset with a fair market value of less than $10,000, any assets of the Company or the Subsidiary"; (ii) Section 6.01(b)(v)(C) shall read as follows: "enter into any contract or agreement other than in the ordinary course of business and consistent with past practice and except for any contract or agreement that involved consideration of less than $10,000"; and (iii)
Section 6.01(b)(v)(D) shall read as follows: "authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiary taken as a whole."

         SECTION 4.09. Absence of Litigation. Except as set forth in Section
4.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, arbitration, proceeding or, to the knowledge of the Company, investigation (any of such matters, an "Action") pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary, or any property or asset of the Company or the Subsidiary, by or before any Governmental Authority. Except as set forth in
Section 4.09 of the Company Disclosure Schedule, neither the Company nor the Subsidiary nor any material property or asset of the Company or the Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, or determination of any Governmental Authority that restricts, impedes, limits or adversely affects the business or operations of the Company and the Subsidiary.

         SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, including each stock option agreement pursuant to the Company Stock Option Plans, whether legally enforceable or not, to which the Company or the Subsidiary is a party, with respect to which the Company or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or the Subsidiary for the benefit of any current or former employee, officer or director of the Company or the Subsidiary, (ii) each employee benefit plan for which the Company or the Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or the Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or the Subsidiary and any employee of the Company or the Subsidiary including any, without limitation, contracts, arrangements or understandings relating in any way to a sale of the Company or the Subsidiary (collectively, the "Plans"). Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as set forth in
Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor the Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or
(iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         (b) None of the Plans is a defined benefit plan subject to Title IV of ERISA. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or the Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 4.10(b) of the Company Disclosure Schedule none of the Plans
(i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or the Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or the Subsidiary to make any payment or provide any benefit as a result of a "change in control," within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or the Subsidiary except to the extent required by applicable Law. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

         (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Subsidiary have performed all material obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

         (d) Except as set forth on Section 4.10(d) of the Company Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (i) has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified, (ii) may rely on an opinion letter issued to a volume submitter plan sponsor with respect to a standardized plan adopted by the Company in accordance with the requirements for such reliance, or (iii) is the subject of an application for such a determination letter (or has remaining time to apply for such a determination letter prior to the expiration of the requisite period under applicable Treasury regulations or IRS pronouncements), and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Any trust established in connection with any Plan which is intended to be qualified under Section 4.01(a) of the Code is intended to be tax-exempt under Section 5.01(a) of the Code and such trust has been operated in a manner that would not reasonably be expected to jeopardize its tax-exempt status.

         (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor the Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer

Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

         (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, except to the extent any failure to be so paid would not be material. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

         (g) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiary are under written obligation to the Company and the Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

         (h) In addition to the foregoing, with respect to each Plan that is not subject to United States law (a "Non-U.S. Benefit Plan"):

              (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

              (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued as of the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and neither the Merger nor any transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

              (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated and administered in all material respects in compliance with all applicable non-United States Laws and in accordance with the terms of such Non-U.S. Benefit Plan.

         SECTION 4.11. Labor and Employment Matters. (a) Except as set forth in
Section 4.11(a) of the Company Disclosure Schedule, (i) there are no material disputes pending or, to the knowledge of the Company, threatened between the Company or the Subsidiary and any of their respective employees; (ii) neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor the Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or the Subsidiary under any such agreement or contract; (iv) to the knowledge of the Company, there are no unfair labor practice complaints pending against the Company or the Subsidiary before the National Labor Relations Board or other Governmental Authority or any current union representation questions involving employees of the Company or the Subsidiary; and (v) there is no strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or the Subsidiary.

         (b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, the Company and the Subsidiary are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or the Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, the Company and the Subsidiary have paid in full to all employees or adequately accrued in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the knowledge of the Company, has been asserted or is threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor the Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Company, has been asserted or is threatened with respect to the Company or the Subsidiary. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending or, to the knowledge of the Company, has been asserted or is threatened before the United States Equal Employment Opportunity Commission or any other Governmental Authority in any jurisdiction in which the Company or the Subsidiary has employed or employ any person.

         SECTION 4.12. Property and Leases. (a) Section 4.12(a) of the Company Disclosure Schedule lists each parcel of real property formerly owned by the Company or any Subsidiary. Neither the Company nor the Subsidiary currently owns any real property.

         (b) Section 4.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company and the Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or the Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the "Lease Documents"). True, correct and complete copies of all Lease Documents have been delivered to Parent. All such current leases and subleases are in full force and effect, are valid and effective, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute an event of default) by the Company or the Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

         (c) To the knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased by the Company or the Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or the Subsidiary other than those that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (d) Each of the Company and the Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as set forth on Section 4.12(d) of the Company Disclosure Schedule and such imperfections of title, if any, that do not materially interfere with the present value of the subject property.

         SECTION 4.13. Intellectual Property. (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Owned Intellectual Property (other than trade secrets and unregistered copyrights) and Company IP Agreements.

         (b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiary does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party; (ii) no claim is pending, has been asserted in writing to the Company or any Subsidiary or, to the knowledge of the Company, has been threatened that alleges that the conduct of the business of the Company or the Subsidiary infringes, misappropriates or otherwise violates or conflicts with the Intellectual Property rights of any third party; (iii) subject to any licenses granted by the Company or the Subsidiary in the ordinary course of business, the Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Company Owned Intellectual Property and is entitled to use such material Company Owned Intellectual Property, and each item of Company Licensed Intellectual Property in the continued operation of its business; (iv) the Company Owned Intellectual Property and the Company Licensed Intellectual Property include all Intellectual Property used in the ordinary conduct of the business as currently conducted by the Company and the Subsidiary, and there are no other items of Intellectual Property that are material to such ordinary conduct of such business; (v) to the knowledge of the Company, the Company Owned Intellectual Property and the Company Licensed Intellectual Property is subsisting valid and enforceable; (vi) the Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property has not been adjudged invalid or unenforceable in whole or in part; (vii) to the knowledge of the Company, no person is engaging in any activity that infringes, misappropriates or otherwise violates the Company Owned

Intellectual Property or the Company Licensed Intellectual Property; (viii) no legal or administrative proceedings are pending or, to the knowledge of the Company, have been asserted or are threatened, against the Company or the Subsidiary that seek to deny or restrict the use of the Company Owned Intellectual Property or the Company Licensed Intellectual Property by the Company or the Subsidiary; (ix) no Company Owned Intellectual Property, and to the knowledge of the Company, no Company Licensed Intellectual Property, is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property; (x) to the knowledge of the Company, each Company IP Agreement is valid and enforceable, is binding on all parties to such Company IP Agreement, and is in full force and effect; (xi) to the knowledge of the Company, no party to any Company IP Agreement is in material breach thereof or default thereunder; and (xii) neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company under any Company IP Agreement.

         SECTION 4.14. Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule, (i) the Company and the Subsidiary have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings, (ii) all such Tax returns are true, accurate and complete in all material respects, (iii) neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting in writing to the Company or to the Subsidiary or, to the knowledge of the Company, threatening to assert against the Company or the Subsidiary any deficiency or claim for any unpaid Taxes or interest thereon or penalties in connection therewith, (iv) neither the Company nor the Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for any currently open year, (v) the accruals and reserves for Taxes reflected in the balance sheet contained in the Interim Financial Statements are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP, (vi) there are no Tax liens upon any property or assets of the Company or the Subsidiary except liens for current Taxes not yet due, (vii) neither the Company nor the Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or the Subsidiary, and the IRS has not, in writing to the Company or to the Subsidiary, initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would, individually or in the aggregate, have a Company Material Adverse Effect, (viii) the Company and the Subsidiary are in compliance with any applicable transfer pricing requirements with respect to any transactions with their affiliates, (ix) neither the Company nor the Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(e) of the Code within the past five years,
(x) neither the Company nor the Subsidiary is a member of any affiliated group (within the meaning of Section 1504(a)(1) of the Code) nor has the Company or the Subsidiary been includible in any consolidated return for any taxable period for which the statute of limitations has not expired, (xi) neither the Company nor the Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (xii) neither the Company nor the Subsidiary has any income reportable for a period ending after the date of the Closing but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the date of the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method, and (xiii) neither the Company nor the Subsidiary is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or the Subsidiary of any "excess parachute payments" within the meaning of Section 280G of the Code, without regard to Section 280G(b)(4) of the Code.

         SECTION 4.15. Environmental Matters. Except as described in Section
4.15 of the Company Disclosure Schedule, (a) neither the Company nor the Subsidiary is in violation of, or has any liability under, any Environmental Law in any material respect; (b) none of the properties currently or formerly owned, leased or operated by the Company or the Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance in a manner that is in violation of Environmental Laws or could reasonably be expected to result in material liability for the Company or the Subsidiary; (c) neither the Company nor the Subsidiary has received a notice, demand or claim that the Company or the Subsidiary is, and to the knowledge of the Company, neither the Company nor the Subsidiary is, actually, potentially or allegedly liable for any site contamination, including any off-site contamination, by Hazardous Substances in a manner that is in violation of Environmental Laws or could reasonably be expected to result in material liability for the Company or the Subsidiary; (d) neither the Company nor the Subsidiary has received a notice, demand or claim that the Company or the Subsidiary is, and to the knowledge of the Company, neither the Company nor the Subsidiary is, actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens), and neither the Company nor the Subsidiary is currently liable to any identified person for costs recoverable under any Environmental Law; (e) there is no underground storage tank currently or formerly used by the Company or the Subsidiary at any property leased by the Company or the Subsidiary, and there is no underground storage tank at the Vista, California property leased by the Company or the Subsidiary; (f) each of the Company and the Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law; and (g) to the knowledge of the Company, all information provided by the Company to Parent in connection with Parent's application for the Environmental Insurance Policy is true and correct in all material respects.

         SECTION 4.16. Material Contracts. (a) Subsections (i) through (x) of
Section 4.16(a) of the Company Disclosure Schedule contain a list of the following types of contracts and agreements (whether written or oral) to which the Company or the Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule being the "Material Contracts"):

               (i) each contract and agreement which is likely to involve consideration of more than $100,000, in the aggregate, over the remaining term of such contract or agreement;

               (ii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or the Subsidiary is a party;

               (iii) all contracts with consultants and all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or the Subsidiary or income or revenues related to any product of the Company or the Subsidiary to which the Company or the Subsidiary is a party;

               (iv) all contracts and agreements evidencing indebtedness of the Company or the Subsidiary for borrowed money of more than $20,000 (excluding credit card agreements entered into in the ordinary course of business);

               (v) all contracts and agreements between the Company and any employee, officer or director evidencing indebtedness for borrowed money;

               (vi) all contracts and agreements with any Governmental Authority to which the Company or the Subsidiary is a party;

               (vii) all contracts and agreements that limit, or purport to limit, the ability of the Company or the Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

               (viii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or the Subsidiary that relates to the Company, the Subsidiary or their respective businesses;

               (ix) all contracts for employment required to be listed in
     Section 4.10 of the Company Disclosure Schedule; and

               (x) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the Subsidiary or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would, individually or in the aggregate, have a Company Material Adverse Effect;

provided however, that purchase orders and purchase contracts or agreements that either (A) have an outstanding balance owed by the Company, or involve consideration over the remaining term of the agreement, of less than $100,000, or (B) were entered into or made in the ordinary course of business that are terminable at will by the Company or the Subsidiary without penalty or other obligation or liability are specifically excluded from each (i) through (x) above.

         (b) Except as would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Subsidiary, and to the knowledge of the Company, on the counterparties thereto, and, to the knowledge of the Company, none of the Material Contracts is in default by its terms or has been canceled by the other party, (ii) neither the Company nor the Subsidiary, nor, to the knowledge of the Company, any other party is in breach or violation of, or default under, any Material Contract, (iii) neither the Company nor the Subsidiary has received any claim of default under any Material Contract, and (iv) except as set forth on Section 4.16(b) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or the Subsidiary under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

         SECTION 4.17. Regulatory Matters. (a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, the Company and the Subsidiary have obtained, in all countries where the Company or the Subsidiary is marketing or has marketed its products, all material licenses, registrations, approvals, clearances and authorizations required by Governmental Authorities in such countries regulating the safety, effectiveness and market clearance of the devices marketed by the Company and the Subsidiary. Except as set forth in
Section 4.17(a) of the Company Disclosure Schedule, both the Company and the Subsidiary are in compliance in all material respects with all terms and conditions of each license in each country in which their products are marketed, and with all requirements pertaining to the manufacturing (including current good manufacturing practices under the Code of Federal Regulations, Title 21,
Part 820), marketing, export, import or human research (including good laboratory practices and clinical and non-clinical trials) of any product which is not required to be the subject of a license. Section 4.17(a) of the Company Disclosure Schedule lists information relating to regulation of the Company's products in the United States, including licenses, registrations, device listings, inspections, the Company's recalls and product actions, and the Company's ongoing clinical studies.

         (b) The Company and the Subsidiary have all such licenses, certificates, authorizations and permits required by the United States Food and Drug Administration (the "FDA") or any other Governmental Authority engaged in the regulation of medical devices and orthopedic products. The Company has not received notification of any proceeding relating to revocation or modification of any such license, certificate, authorization or permit and is not aware of any reason why any such license, certificate, authorization or permit would not be renewed. All statements made by the Company in said filings and declarations are true and accurate. Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, to the knowledge of the Company, the Company is not currently subject to any outstanding audit, investigation, inquiry or corrective action by the FDA.

         (c) Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, since January 1, 2000 through the date of this Agreement, neither the Company nor the Subsidiary has received or has knowledge of any written notices, citations or decisions by any Governmental Authority that any product produced, manufactured, marketed or distributed at any time by the Company is defective or fails to meet any applicable standards promulgated by any such Governmental Authority to which the Company is subject. There have been no recalls, field notifications or seizures ordered or, to the knowledge of the Company, threatened by the FDA or any other comparable Governmental Authority with respect to the Company's products or any products distributed by the Company. Further, the Company has not received any warning letter, Section 305 notices from the FDA or Section 483 notices of adverse observations (or comparable notices from such other Governmental Authority), except as set forth in Section 4.17(c) of the Company Disclosure Schedule. The Company has timely complied fully with its commitment to address and correct all observations on Form 483 following the July 25, 2003-August 6, 2003 FDA inspection. The Company is not aware of any reason why the deficiencies would not have been addressed to the FDA's satisfaction.

         (d) Section 4.17(d) of the Company Disclosure Schedule lists all claims and statements (including, but not limited to, all correspondence or communications with Governmental Authorities, any Durable Medical Regional Carrier ("DMERC") or other carriers) received by the Company or the Subsidiary concerning or relating to (i) any legal proceedings before any Governmental Authority and/or their contractors; and (ii) any pending or threatened or concluded investigation, or civil, administrative or criminal proceeding relating to the Company's or the Subsidiary's policies, procedures, or practices (including, but not limited to, the marketing, distribution, and sale of the Company's products). Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, there is no pending or concluded, or, to the knowledge of the Company, threatened investigation, or civil, administrative or criminal proceeding relating to the Company's, the Subsidiary's, or, to the knowledge of the Company, any Shareholder's, participation in any Payment Program. Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, neither the Company nor the Subsidiary is subject to, nor has been subjected to, any payment suspension, payment off-set, pre-payment review or other utilization review by any Payment Program. Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, no Payment Program has requested, or, to the knowledge of the Company, threatened any recoupment, refund, or off-set from the Company or the Subsidiary. No Payment Program has imposed a fine, penalty or other sanction on the Company, the Subsidiary, or, to the knowledge of the Company, any Shareholder. Neither the Company, the Subsidiary, nor, to the knowledge of the Company, any Shareholder has been excluded from participation in any Payment Program. The Company and the Subsidiary have properly and legally billed all individuals, and Payment Programs as appropriate pursuant to applicable rules, regulations and conditions of participation, for services rendered and products provided, and have maintained all necessary documentation to support and reflect such billing practices. No funds are now being withheld from the Company or the Subsidiary by any Payment Program, and neither the Company nor the Subsidiary has any reimbursement dispute with any Payment Program.

         (e) Section 4.17(e) of the Company Disclosure Schedule lists all contracts between the Company and manufacturers, wholesalers, distributors and sales representatives related to the purchase, sale and/or distribution of products and supplies, including, but not limited to, any agreements with health providers or suppliers, health plans, insurers, group purchasing organizations, hospitals, clinics, and/or managed care organizations. None of the Company nor the Subsidiary nor any of their respective directors, officers, employees or agents nor, to the knowledge of the Company, any Shareholder, has, directly or indirectly: (i) made or agreed to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the Laws of the United States or under the Laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (iii) made or received or agreed to make or receive any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

         (f) Section 4.17(f) of the Company Disclosure Schedule lists all claims and statements (including, but not limited to, all correspondence or communications with governmental agencies, any DMERC, Statistical Analysis Durable Medical Regional Carrier, or other carriers) received by the Company or the Subsidiary or, to the knowledge of the Company, existing, concerning or relating to any federal or state government funded health care program that involves, relates to or alleges: (i) coverage, benefit category, medical policy, coding, and reimbursement relating to devices manufactured by the Company; (ii) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any activity, practice or policy of the Company or any Subsidiary; or (iii) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any claim for payment or reimbursement made by the Company or the Subsidiary, or any payment or reimbursement paid to the Company or the Subsidiary. Except as set forth in Section 4.17(f) of the Company Disclosure Schedule, neither the Company nor the Subsidiary has received notice of any violation from, or has knowledge of any claims or demands by, any Governmental Authority, DMERC or carrier with respect to any of the activities, practices, policies or claims of the Company or the Subsidiary or with respect to any payments or reimbursements claimed by the Company or the Subsidiary. Neither the Company nor the Subsidiary is currently subject to any outstanding audit by any Governmental Authority engaged in the regulation of medical devices or orthopedic products, DMERC or carrier.

         (g) Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, the Company has not entered into any joint ventures or other contractual relationships with physicians, hospitals, surgical centers, or nursing facilities relating to the sale or promotion of the Company's products.

         (h) There are no marketing materials, brochures and promotional literature (including coupons) furnished by manufacturers, wholesalers and distributors and used by the Company in connection with the sale of products and supplies manufactured and/or distributed by the Company. The Company has not promoted or advertised its products for a use other than the use for which the FDA approved the product for sale and distribution. To the knowledge of the Company, no sales representative, agent or independent contractor of the Company has promoted any product manufactured by or distributed by the Company for a use other than that use for which the FDA approved the product for sale and distribution. The Company's marketing materials, brochures and promotional literature do not unlawfully promote a product for a use other than the use for which the FDA approved the product for sale and distribution.

         SECTION 4.18. Customers and Suppliers. Section 4.18 of the Company Disclosure Schedule sets forth a true and complete list of the top 20 customers of the Company and the Subsidiary (based on the revenue from such customers during the nine-month period ended September 30, 2003). None of the customers listed in Section 4.18 of the Company Disclosure Schedule and no other customer that accounted for more than two percent of the Company's consolidated revenues during the nine-month period ended September 30, 2003 and no material supplier of the Company and the Subsidiary has, during the nine-month period ended September 30, 2003, (i) cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term, (ii) returned, or communicated to the Company a threat to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or the Subsidiary, or (iii) to the knowledge of the Company, threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Subsidiary or to reduce substantially (other than as a result of ordinary course fluctuations in demand) its purchase from or sale to the Company or the Subsidiary of any products, equipment, goods or services. Neither the Company nor the Subsidiary has (i) breached, in any material respect, any agreement with or (ii) engaged in any fraudulent conduct with respect to any such customer or supplier of the Company or the Subsidiary.

         SECTION 4.19. Product Liability; Product Warranties. Except as set forth on Section 4.19 of the Company Disclosure Schedule, all products and services sold, rented, leased, provided or delivered by the Company or the Subsidiary to customers on or prior to the Closing conform or will conform in all material respects to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and, to the knowledge of the Company, the Company has no liability for replacement or repair thereof or other damages in connection therewith. Except as set forth on
Section 4.19 of the Company Disclosure Schedule, no product or service sold, leased, rented, provided or delivered by the Company or the Subsidiary to customers on or prior to the Closing is subject to any guaranty, warranty (other than warranties imposed by law) or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease (which standard terms and conditions have been disclosed to Parent in Section 4.19 of the Company Disclosure Schedule). Except as set forth on Section 4.19 of the Company Disclosure Schedule, the Company has no material liability arising out of any injury to a person or property as a result of the ownership, possession, provision or use of any equipment, product or service sold, rented, leased, provided or delivered by the Company or the Subsidiary on or prior to the Closing. All product liability claims that have been asserted against the Company or the Subsidiary since January, 2001, and that individually seek damages in excess of $50,000, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Section 4.19 of the Company Disclosure Schedule.

         SECTION 4.20. Certain Business Practices. None of the Company, the Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or the Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

         SECTION 4.21. Interested Party Transactions. Except as set forth on
Section 4.21 of the Company Disclosure Schedule, no director, officer or other affiliate of the Company or the Subsidiary has or has had, directly or indirectly, (i) to the knowledge of the Company, an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or the Subsidiary furnishes or sells, or intends to furnish or sell; (ii) to the knowledge of the Company, an economic interest in any person that purchases from or sells or furnishes to, the Company or the Subsidiary, any goods or services; (iii) to the knowledge of the Company, a beneficial interest in any contract or agreement disclosed in Section 4.13 or 4.16 of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or the Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 4.21. Except as set forth in Section 4.21 of the Company Disclosure Schedule, the Company and the Subsidiary have not extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or the Subsidiary.

         SECTION 4.22. Insurance. Section 4.22 of the Company Disclosure Schedule lists each insurance policy maintained by either the Company or the Subsidiary and sets forth a brief description of each such policy. With respect to each such insurance policy: (a) to the knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for any policy that has expired under its terms in the ordinary course, is in full force and effect; (b) neither the Company nor the Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. At no time subsequent to December 31, 2002 has the Company or the Subsidiary been denied any insurance or indemnity bond coverage which it has requested.

         SECTION 4.23. Inventories. Subject to amounts reserved therefore on the Interim Financial Statements, the values at which inventories of the Company and the Subsidiary are carried on the Interim Financial Statements reflect the historical inventory valuation policy of the Company and the Subsidiary of stating such inventories at the lower of cost (determined on the first-in, first-out method) or market value. Except as set forth on Section 4.23 of the Company Disclosure Schedule, the inventories of the Company and the Subsidiary are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold or used in the ordinary course of the business of the Company and the Subsidiary consistent with past practice. Except as set forth in
Section 4.23 of the Company Disclosure Schedule, the Company or the Subsidiary, as the case may be, has good and marketable title to its inventories free and clear of all Encumbrances. Except as reserved against by the Company (which reserve is set forth in Section 4.23 of the Company Disclosure Schedule), the inventories of the Company and the Subsidiary do not consist, in any material amount, of items that are obsolete, damaged or slow-moving.

         SECTION 4.24. Foreign Trade Matters. (a) The Company and the Subsidiary are in material compliance with the U.S. Export Administration Regulations ("EAR") (Title 15 of the U.S. Code of Federal Regulations Part 730 et seq.) and the U.S. trade embargo regulations (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.). Neither the Company nor the Subsidiary has exported, re-exported, sold or otherwise transferred any goods or technology subject to the EAR in violation with the EAR or any U.S. trade embargo. There is no charge, proceeding or, to the knowledge of the Company, governmental investigation with respect to a violation of the EAR or the U.S. trade embargo regulations that is now pending or, to the knowledge of the Company, has been asserted or threatened with respect to the Company or the Subsidiary. Neither the Company nor the Subsidiary has been a party to or a beneficiary under any contract under which goods have been sold or services provided to customers in Bahrain, Iraq, Kuwait, Jordan, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates, or the Republic of Yemen.

         (b) Except as set forth in Section 4.24(b) of the Company Disclosure Schedule, the Company and the Subsidiary are in material compliance with all applicable U.S. and non-U.S. customs laws and regulations, including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company or the Subsidiary. Section 4.24 of the Company Disclosure Schedule lists each special import or export program in which the Company or the Subsidiary participates, including any temporary importation, bonded warehouse, expedited customs clearance or processing, drawback or similar program entitling the Company or the Subsidiary to customs or tax benefits related to the importation or exportation of its goods or services. The Company and the Subsidiary are in material compliance with all requirements imposed under any such programs. Except as set forth on Section 4.24(b) of the Company Disclosure Schedule, there is no charge, proceeding or, to the knowledge of the Company, governmental investigation with respect to a violation of any applicable U.S. or non-U.S. customs laws and regulations that is now pending or, to the knowledge of the Company, threatened with respect to the Company or the Subsidiary.

         SECTION 4.25. Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly
(i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's shareholders at a shareholders' meeting or pursuant to action to be taken by written consent.

         (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in favor of the approval and adoption of this Agreement.

         SECTION 4.26. Opinion of Financial Advisor. The Company has received the written opinion of Antares International Partners, Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's shareholders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

         SECTION 4.27. Brokers. No broker, finder or investment banker (other than Antares International Partners, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to Closing, the Company will furnish to Parent a complete and correct copy of all agreements between the Company and Antares International Partners, Inc. pursuant to which such firm would be entitled to any payment relating to the Merger and other transactions contemplated by this Agreement.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

         SECTION 5.01. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

         SECTION 5.02. Deed of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the Deed of Incorporation and Bylaws of Parent and the Certificate of Incorporation and Bylaws of Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of any provision of its Deed of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws and all such documents are in full force and effect.

         SECTION 5.03. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CGCL and the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

         SECTION 5.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Deed of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in

Section 5.04(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or other transactions contemplated by this Agreement or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the CGCL and the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or other transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

         SECTION 5.05. No Vote Required. No vote of the shareholders of Parent is required by Law, Parent's Deed of Incorporation or Bylaws or otherwise in order for Parent and Merger Sub to consummate the Merger or other transactions contemplated by this Agreement.

         SECTION 5.06. Operations of Merger Sub. Merger Sub is an indirect, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         SECTION 5.07. Financing Arrangements. Parent or a subsidiary of Parent has received and executed a commitment letter (the "Financing Letter") dated as of November 10, 2003 from Wachovia Capital Markets, LLC (together with its affiliates, the "Arranger"), pursuant to which the Arranger, among other things, commits to provide up to $125,000,000 to Parent or a subsidiary of Parent for use in financing, in part, the cash consideration necessary to consummate the Merger, to pay related fees and expenses, and for general corporate purposes of Parent and its subsidiaries, in each case, subject to the terms and conditions specified therein. A true, complete and fully executed copy of the Financing Letter has been furnished to the Company Board. The Financing Letter is in full force and effect and has not been amended or modified in any respect and all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due. Assuming the accuracy of the representations and warranties of the Company contained in Article IV of this Agreement and compliance by the Company with the covenants set forth in Section 6.01 and compliance by the Significant Shareholders with the Voting and Subscription Agreement, the aggregate proceeds of the financings contemplated by the Financing Letter, when taken together with the available cash of Parent and the Company and the Subsidiary, are sufficient to pay the aggregate cash consideration for the Shares pursuant to Article III, to retire any indebtedness of the Company and the Subsidiary that may become due as a result of the transactions contemplated by this Agreement, to pay all related fees and expenses and to provide additional financing for future working capital and general corporate needs of Parent, the Surviving Corporation and their respective subsidiaries (such financing, the "Financing").

         SECTION 5.08. PFIC. Parent is not a "passive foreign investment company" within the meaning of Section 1297(a) of the Code.

         SECTION 5.09. Brokers. No broker, finder or investment banker (other than Wachovia Securities) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 6.01. Conduct of Business by the Company Pending the Merger.
(a) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:

               (i) the businesses of the Company and the Subsidiary shall be conducted only in, and the Company and the Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

               (ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiary, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiary and to preserve the current relationships of the Company and the Subsidiary with customers, suppliers and other persons with which the Company or the Subsidiary has significant business relations.

         (b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section
6.01 of the Company Disclosure Schedule, neither the Company nor the Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

               (i) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

               (ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of,
     (A) any shares of any class of capital stock of the Company or the Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or the Subsidiary (except for the issuance of up to a maximum of 233,766 Shares issuable pursuant to employee stock options outstanding on the date hereof) or (B) except in the ordinary course of business and in a manner consistent with past practice, any assets of the Company or the Subsidiary;

               (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

               (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

               (v) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; (B) except for borrowings and repayments under the Credit Agreement, incur or repay any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (C) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (D) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and the Subsidiary taken as a whole; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(b)(v);

               (vi) (A) hire any additional executive level employees or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or the Subsidiary who are not directors or officers of the Company, (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of the Subsidiary, or (C) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

               (vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

               (viii) make any tax election or settle or compromise any United States federal, state, local or non-United States income tax liability;

               (ix) (A) alter its collection or payment practices or (B) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2002 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

               (x) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or the Subsidiary's rights thereunder;

               (xi) commence or settle any Action; or

               (xii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

         SECTION 6.02. Inventory. The Company agrees that, between the date of this Agreement and the Effective Time, the Company will conduct, to the level and of the items agreed upon between Parent and the Company prior to the date of this Agreement, a physical count of inventory as of the close of business of a date not later than the third business day prior to the Effective Time.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.01. Shareholder Approval. (a) If not completed prior to the execution of this Agreement, as promptly as practicable after, and in any event within five business days after, the date of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby for approval and adoption by written consent of the holders of a majority of the outstanding shares of Company Common Stock, in accordance with the CGCL and the Company's Articles of Incorporation and Bylaws.

         (b) Within five business days after the date of such approval and adoption by written consent of holders of a majority of the outstanding shares of Company Common Stock, pursuant to Section 7.01(a), the Company shall distribute to its shareholders, after prior approval by Parent, an information statement (together with any amendments thereof or supplements thereto, the "Information Statement") to provide notice to such shareholders of the action taken by written consent in lieu of a meeting to adopt this Agreement and approve the Merger, as required by Section 603(b) of the CGCL. The Company represents and warrants to Parent that the Information Statement will not, at the time it is first mailed to the Company's shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information contained in the Information Statement furnished to the Company by Parent or any of its affiliates. No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent, which shall not be unreasonably withheld. The Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or any other transaction contemplated by this Agreement and the Information Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.

         SECTION 7.02. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof (including personnel records relating to employees); and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request.

         (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Nondisclosure Agreement dated March 18, 2003 (the "Confidentiality Agreement") between the Company and Parent.

         (c) No investigation pursuant to this Section 7.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         (d) Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

         SECTION 7.03. No Solicitation of Transactions. (a) The Company agrees that neither it nor the Subsidiary nor any of the directors, officers or employees of it or the Subsidiary will, and that it will cause its and the Subsidiary's agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or the Subsidiary) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or the Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Subsidiary, to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one (1) day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or the Subsidiary and, if requested by Parent, to enforce such person's obligation to do so.

         (b) A "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or the Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of the Subsidiary; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of the Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of the Subsidiary; (v) any solicitation in opposition to approval and adoption of this Agreement by the Company's stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

         SECTION 7.04. Employee Benefits Matters. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiary as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or the Subsidiary. Employees of the Company or the Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or the

Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and the Subsidiary in the calendar year in which the Effective Time occurs.

         SECTION 7.05. Directors' and Officers' Insurance; Indemnification. (a) Parent agrees to cause the Surviving Corporation (i) not to change, unless required to do so by Law, for six years after the Effective Time, the provisions of its Articles of Incorporation and Bylaws or the indemnification agreements listed on Section 7.05(a) of the Company Disclosure Schedule in effect on the date of the Closing (the "Indemnification Agreements") in each case relating to indemnification of such present or former director or officer of the Company and the Subsidiary (together with any successor by operation of law, individually, an "Indemnified Person" and, collectively, the "Indemnified Persons") in a manner that adversely affects the rights of such Indemnified Person to indemnification thereunder, and (ii) to perform its obligations under the Indemnification Agreements, or exercise any discretionary authority thereunder, to the fullest extent permissible by Law to provide such Indemnified Person with all rights to indemnification available thereunder. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver of, or otherwise operate to adversely affect, the existing rights of the Indemnified Persons under the Articles of Incorporation and Bylaws of the Company in effect on the date of the Closing and the Indemnification Agreements relating to the indemnification of any Indemnified Person.

         (b) Parent agrees that, for six years after the Closing, the Surviving Corporation shall maintain officers' and directors' liability insurance policies indemnifying and holding harmless the Indemnified Persons that were covered by such insurance prior to Closing with respect to any actions or omissions occurring prior to the Closing, providing at least $5,000,000 insurance coverage on terms no less advantageous to such persons than the Company's existing policy covering such persons; provided that in the event any claim is asserted or made within such six-year period, coverage under such insurance shall be continued in respect thereof until final disposition of such claim.

         (c) This Section 7.05 shall survive the Closing, is intended to benefit the Company and the Indemnified Persons (each of whom shall be entitled to enforce this Section 7.05 against Parent, Merger Sub or the Surviving Corporation, as the case may be), and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

         SECTION 7.06. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 7.07. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Merger and other transactions contemplated by this Agreement and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and other transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiary as are necessary for the consummation of the Merger and other transactions contemplated by this Agreement and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 7.07 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries, or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiary or any portion thereof or any of Parent's or its affiliates' other assets or businesses. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

         SECTION 7.08. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.

         SECTION 7.09. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Nasdaq National Market, each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

         SECTION 7.10. Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement (including the fees and expenses of financial advisors, accountants and legal counsel) (a) if incurred by Parent or Merger Sub, shall be borne by Parent and (b) if incurred by the Company or the Subsidiary shall, to the extent not paid prior to the Effective Time (the "Company Expense Amount"), be deducted from the aggregate merger consideration in accordance with Section 3.01(a). Parent shall be solely responsible for the filing fees associated with the pre-merger notification requirements of the HSR Act and one-half of the premium cost of the Environmental Insurance Policy. No later than two business days prior to the Effective Time, the Company shall deliver to Parent a good faith estimate of the Company Expense Amount along with such supporting documentation as Parent may reasonably request.

         SECTION 7.11. Financing. (a) In the event that at any time funds are not or have not been made available pursuant to the Financing Letter so as to enable Parent to proceed with the Effective Time in a timely manner, each of Parent and Merger Sub shall use its reasonable best efforts to obtain alternative funding in an amount at least equal to the amount necessary to consummate the Merger on terms and conditions substantially comparable to those provided in the Financing Letter, or otherwise on terms reasonably acceptable to Parent and Merger Sub.

         (b) The Company agrees to provide, and will cause the Subsidiary and each of their respective officers, employees and advisors to provide, reasonable cooperation as requested by Parent in connection with the Financing provided for in the Financing Letter, and any other financing in respect of the transactions contemplated by this Agreement, including, without limitation, participation in meetings, due diligence sessions and road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, assistance in syndication efforts (including, without limitation, (i) using commercially reasonable best efforts to ensure that the syndication efforts benefit materially from the Company's existing lending relationships and (ii) arranging for reasonable direct contact between senior management, representatives and advisors of the Company with prospective lenders), the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents as are specified in the Financing Letter (including, without limitation, (i) audited consolidated balance sheets and related statements of income, stockholders equity and cash flows of the Company for the 2000, 2001 and 2002 fiscal years and (ii) unaudited consolidated balance sheets and related statements of income, stockholders equity and cash flows of the Company for (A) each subsequent fiscal quarter ended 20 days prior to the Effective Time and (B) each fiscal month after the most recent 2003 fiscal quarter for which financial statements were delivered pursuant to clause (A) above and ended 20 days prior to the Effective Time) and other requested certificates or documents, including comfort letters of accountants, legal opinions and real estate title documentation as may reasonably be requested by Parent or Merger Sub.

         SECTION 7.12. Payment of Promissory Notes and Other Amounts Due. (a) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares (i) such amounts as may be outstanding (including accrued interest) under the promissory notes listed on Section 4.07(b) of the Company Disclosure Schedule that are owed by such holder to the Company, which notes shall be deemed repaid to the extent of such withholding , (ii) such amounts as may be outstanding (including accrued interest) under the promissory notes provided to the Company in connection with the exercise of Company Stock Options after the date of this Agreement and prior to the Effective Time that are owed by such holder to the Company, which notes shall be deemed repaid to the extent of such withholding, and (iii) such amounts as may be owed by such holder to Parent pursuant to Section 2.01 of the Voting and Subscription Agreement. For the avoidance of doubt, the payment of any promissory note pursuant to this Section 7.12(a) shall not be taken into account and reduce the Net Aggregate Value.

         (b) At the Effective Time, Parent or the Surviving Corporation shall pay all amounts owed by the Company to a holder of Shares pursuant to the promissory notes listed on Section 4.07(b), which notes shall be deemed repaid to the extent of such payment.

         (c) At or promptly following the Effective Time, Parent or the Surviving Corporation shall repay all amounts outstanding under the Credit Agreement and each shall use its reasonable best efforts to cause such agreement to be terminated and to cause all guaranties granted thereunder by any Shareholders to be released.

         SECTION 7.13. Environmental Insurance Policy. The parties shall cooperate to procure, on or prior to the Effective Time, an environmental liability insurance policy (the "Environmental Insurance Policy"), from an underwriter or underwriters reasonably acceptable to Parent, for the benefit of Parent and the Surviving Corporation providing, with respect to the Company's facility at 2611 Commerce Way, Vista, CA 92083, (i) an aggregate coverage limit of at least $10 million and a per incident coverage limit of at least $9 million; (ii) a minimum coverage period of at least 7 years; (iii) a maximum deductible of not more than $100,000; (iv) a premium cost less than $175,000; and (v) such other terms and conditions as are reasonably acceptable to Parent.

         SECTION 7.14. No Implied Representation and Warranties. Parent and Merger Sub hereby acknowledge and agree that none of the Company or the Subsidiary or any of their respective officers, directors, partners, employees, Affiliates or representatives is making any representation or warranty whatsoever, express or implied (including any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any tangible assets or as to the condition or workmanship thereof or as to the absence of any defects therein, whether latent or patent), except those representations and warranties contained in this Agreement (as qualified by the Company Disclosure Schedule) or in any certificate contemplated hereby and delivered by the Company or the Subsidiary in connection with the Merger or other transactions contemplated by this Agreement. In particular, Parent and Merger Sub hereby acknowledge and agree that none of the Company, the Subsidiary or any Shareholder has made or is making any representation or warranty to Parent or Merger Sub with respect to any financial projection or forecast provided to any person in connection with the Transactions. With respect to any such financial projection or forecast delivered by or on behalf of the Company or the Subsidiary to Parent, Parent acknowledges that there are uncertainties inherent in attempting to make such financial projections and forecasts and that it is making its own evaluation of such projections and forecasts.

         SECTION 7.15. Restrictions on Actions on Date of Effective Time. Neither the Company nor the Subsidiary will take, and the Parent will not permit either the Company or the Subsidiary to take, any action after the Effective Time on the date of the Effective Time that is not in the ordinary course of business consistent with past practices of the Company or the Subsidiary, as the case may be, that would have an adverse financial effect on amounts to be received by Shareholders pursuant to this Agreement.

                                  ARTICLE VIII

                                   TAX MATTERS

         SECTION 8.01. Indemnity. (a) The Shareholders agree to indemnify and hold harmless Parent, the Company and the Subsidiary on a dollar for dollar basis from the Cash Escrow Fund against the following Taxes and, except as otherwise provided in Section 8.04 hereof, against any loss, damage liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company or the Subsidiary with respect to Tax periods ending on or before the date of the Effective Time; (ii) with respect to Tax periods beginning before the date of the Effective Time and ending after the date of the Effective Time, Taxes imposed on the Company or the Subsidiary which are allocable, pursuant to
Section 8.01(b), to the portion of such period ending on the date of the Effective Time; (iii) Taxes imposed on any member of any affiliated group with which either of the Company and the Subsidiary files or has filed a Tax return on a consolidated or combined basis for a Tax period ending on or before the date of the Effective Time; and (iv) Taxes imposed on Parent or the Company or the Subsidiary as a result of any breach of warranty or misrepresentation under
Section 4.14.

         (b) In the case of Taxes that are payable with respect to a taxable period that begins before the date of the Effective Time and ends after the date of the Effective Time, the portion of any such Tax that is allocable to the portion of the period ending on the date of the Effective Time shall be:

               (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement), deemed equal to the amount which would be payable if the taxable year ended with the date of the Effective Time (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and

               (ii) in the case of Taxes not described in subparagraph (i) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the date of the Effective Time and the denominator of which is the number of calendar days in the entire period (not taking into account any adjustment in the amount of Tax as a result of the Merger).

         SECTION 8.02. Returns and Payments. The Company shall prepare and file in a timely manner all Tax returns, reports and forms ("Returns") relating to the Company and the Subsidiary that are due on or before or relate to any Tax period ending on or before the date of the Effective Time and any other Returns of the Company and the Subsidiary, including any Returns for any Tax periods beginning before but ending after the date of the Effective Time. Returns of the Company and the Subsidiary not yet filed for any Tax period that begins on or before the date of the Effective Time ("Pre-Effective Time Return") shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Company and the Subsidiary (except to the extent counsel for the Company determines there is no reasonable basis in law therefore or determines that a Return cannot be so prepared and filed or an item so reported without being subject to penalties). With respect to any Pre-Effective

Time Return, the Shareholders' Representative (as hereinafter defined) shall have the right to review such Return and statement prior to the filing of such Return and the Company agrees to discuss in good faith the items reflected on such Return and any adjustments reasonably requested by the Shareholders' Representative. In the event there is a dispute regarding any adjustment requested by the Shareholders' Representative that cannot be resolved by the parties within 30 days after receipt by the Company of such requested adjustments, the Shareholders' Representative and the Company shall submit the items remaining in dispute for resolution to an Independent Accounting Firm, which shall, within 30 days after such submission, deliver a report to the Company and the Shareholders' Representative setting forth the resolution of such disputed items and the adjustment, if any, to be made to the Return, and such report shall be final, binding and conclusive on the Shareholders' Representative and the Company. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Shareholders' Representative and the Company in the same proportion that the aggregate amount of such disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Independent Accounting
Firm) bears to the total amount of such disputed items so submitted. The Shareholders and Parent agree that any Tax deduction arising from the exercise of Company Stock Options on or before the Effective Time shall be allocable to the appropriate Tax period (or portion thereof) ending on or before the date of the Effective Time. For the avoidance of doubt, the Shareholders and Parent agree that the federal income tax period of the Company shall end as of the end of the day of the date of the Effective Time. The Shareholders and the Parent agree that the Company shall claim the deductions arising from the exercise of the Company Stock Options in the taxable year that includes the Effective Time and any unused deductions or loss that are not used in the taxable year that includes the Effective Time shall be carried back to prior taxable years, to the extent permissible under law. The Shareholders shall be entitled to any Tax refunds in accordance with Section 8.03. If for any state or local income or franchise tax purposes the taxable year that includes the Effective Time does not end as of the end of the day of the Effective Time, then in addition to the Tax refund in accordance with Section 8.03, Parent shall pay to the Shareholders the amount of any actual state or local tax savings realized by the Company or members of its consolidated or combined group for such taxable year that includes the Effective Time to the extent such deductions offset income allocable to the portion of such taxable year after the Effective Time pursuant to Section 8.01(b) and such deductions could have otherwise been claimed as a refund if the taxable year had ended on the day of the Effective Time. If (i) the Effective Time is on or after January 1, 2004 and (ii) the Company is not entitled under such state or local income or franchise tax law to carry back the deductions or losses to prior taxable years, then Parent shall pay to the Shareholders the amount of any actual tax savings realized by the Company or members of its consolidated or combined group for taxable years beginning after the Effective Time to the extent the Company would have been entitled to a refund of such state or local taxes had the exercise of Company Stock Options and the date of the Effective Time both occurred on December 31, 2003.

         SECTION 8.03. Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company or the Subsidiary for any taxable period ending on or before the date of the Effective Time or otherwise allocable to a portion of the taxable period ending on the date of the Effective Time using the appropriate allocation method set forth in Section 8.01(b) shall be the property of the Shareholders, and if received by Parent or the Company or the Subsidiary shall be payable promptly to the Shareholders' Representative on behalf of the

Shareholders to be distributed to the Shareholders by the Shareholders' Representative in proportion to the number of shares of Company Common Stock held by each such Shareholder immediately prior to the Effective Time. Notwithstanding the foregoing sentence: (i) any Tax refund (or equivalent benefit to the Shareholders through a reduction in Tax liability) for a period before the date of the Effective Time arising out of the carryback of a loss or credit incurred by the Company or the Subsidiary in a taxable year ending after the date of the Effective Time that is attributable to a period after the Effective Date using the appropriate allocation method set forth in Section 8.01(b), as applicable, shall be the property of Parent and, if received by the Shareholders, shall be payable promptly to Parent; and (ii) if, as of such time, if any, as Parent shall receive a refund that would be the property of the Shareholders and payable to the Shareholders under the foregoing sentence, Taxes have been asserted in writing that would be required to be indemnified by the Shareholders hereunder, all or part of such refund up to an amount equal to 120% of such asserted Taxes shall, at the option of Parent, be deposited in escrow for satisfaction of any amounts indemnifiable under this Article VIII that have been asserted or subsequently are asserted, until the time set forth in Section
8.05 hereof or until the matter has been resolved, whichever is earlier.

         SECTION 8.04. Contests. (a) After the date of the Effective Time, Parent shall promptly notify the Shareholders' Representative in writing of any written notice of a proposed adjustment or claim in an audit or administrative or judicial proceeding involving Parent or the Company or the Subsidiary which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VIII; provided, however, that a failure to give such notice will not affect Parent's right to indemnification hereunder except to the extent, if any, that, but for such failure, the Shareholders could have avoided the Tax liability in question.

         (b) In the case of an audit or administrative or judicial proceeding that relates to taxable periods ending on or before the date of the Effective Time, provided that the Shareholders' Representative on behalf of all Shareholders acknowledges in writing the Shareholders' liability under this Agreement to hold Parent and the Company and the Subsidiary harmless against the full amount of any adjustment that may be made as a result of such audit or proceeding that relates to taxable periods ending on or before the date of the Effective Time, the Shareholders' Representative shall have the right at the Shareholders' expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Shareholders' Representative has acknowledged the Shareholders' liability and the issue underlying the proposed adjustment if resolved would not materially prejudice the Company or the Subsidiary from taking a contrary position for any period ending after the date of the Effective Time with respect to such recurring issue. The Shareholders' Representative shall keep Parent informed of the progress of any such audit or proceeding and if it appears in the reasonable discretion of Parent that such audit or proceeding may adversely affect Parent, Parent also may participate in any such audit or proceeding at its expense. If the Shareholders' Representative does not assume the defense of any such audit or proceeding, Parent may defend the same in such manner as it may deem appropriate at its expense, including, but not limited to, settling such audit or proceeding after giving five days prior written notice to the Shareholders' Representative setting forth the terms and conditions of settlement. In the event that a potential adjustment as to which the Shareholders' Representative has acknowledged the Shareholders' liability is present in the same proceeding as a potential adjustment for which Parent would be liable, Parent shall have the right at its expense, to control the audit or proceeding with respect to the latter potential adjustment.

         (c) With respect to an audit or proceeding that relates to a potential adjustment for which both the Shareholders (as evidenced by their acknowledgement under this Section 8.04) and Parent or the Company or the Subsidiary could be liable, or which involves a taxable period ending after the Effective Time but includes the Effective Time (and the Shareholders' Representative has acknowledged in writing the Shareholders' portion of the tax liability under Section 8.01(b)) or an issue that recurs for any period ending after the date of the Effective Time (whether or not the subject of audit at such time) that the Shareholders' Representative does not control pursuant to
Section 8.04(b) above, (i) each of the Shareholders' Representative and Parent may participate in the audit or proceeding at their respective expense, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situation in which separate issues are otherwise controlled hereunder by Parent and the Shareholders' Representative.

         (d) Except as otherwise provided in Section 8.04(b) above, neither Parent nor the Shareholders' Representative shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. Parent and the Shareholders agree to cooperate, and Parent agrees to cause the Company and the Subsidiary to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

         SECTION 8.05. Time of Payment. Payment by the Shareholders of any amounts due under this Article VIII in respect of Taxes shall be made (i) at least three business days before the due date of the applicable estimated or final tax return required to be filed by Parent on which is required to be reported income for a period ending after the date of the Effective Time for which the Shareholders are responsible under Sections 8.01(a) and 8.01(b) without regard to whether the return shows overall net income or loss for such period, and (ii) within three business days following an agreement between the Shareholders and Parent that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a "determination" as defined in Section 1313(a) of the Code. If liability under this Article VIII is in respect of costs or expenses other than Taxes, payment by the Shareholders of any amounts due under this Article VIII shall be made within five business days after the date when the Shareholders have been notified by Parent that the Shareholders have a liability for a determinable amount under this Article VIII and is provided with calculations or other materials supporting such liability.

         SECTION 8.06. Cooperation and Exchange of Information. The Shareholders and Parent will (and Parent after the Effective Time will cause the Company and the Subsidiary to) provide the others with such cooperation and information as any of them reasonably may request of the others in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase either of the Company or the Subsidiary or a part of the business from Parent. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Shareholders and Parent shall (and Parent after the Effective Time will cause the Company and the Subsidiary to) retain all Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company and the Subsidiary for each taxable period first ending after the date of the Effective Time and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns. Any information obtained under this Section 8.06 shall be kept confidential except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

         SECTION 8.07. Characterization of Payments. Parent and the Shareholders agree to treat all payments made by any of them to or for the benefit of the others (including any payments to the Company or any Subsidiary) under this
Article VIII or under Article XI or other indemnity provisions of this agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis (it being understood that in the unlikely event that a payment is made on an after-tax basis, any additional payment due pursuant to this Section 8.07 shall be reduced by any tax benefits allowable to the Company, any Subsidiary or Parent because of the adjustment giving rise to the indemnification).

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

         SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions.

         (a) Company Shareholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the Company's shareholders in accordance with the CGCL and the Company's Articles of Incorporation.

         (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (c) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         SECTION 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

         (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date and (ii) the representation and warranties of the Significant Shareholders contained in the Voting and Subscription Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date; provided that in any case any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Effective Time, or as of such particular earlier date, as the case may be.

         (b) Agreements and Covenants. (i) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and (ii) the Significant Shareholders shall have performed or complied in all material respects with all agreements and covenants required by the Voting and Subscription Agreement to be performed or complied with on or prior to the Effective Time.

         (c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a)(i) and Section 9.02(b)(i).

         (d) Financing. The Financing shall have been obtained pursuant to and substantially in accordance with the terms and conditions specified in the Financing Letter, or alternative financing as provided in Section 7.11(a) of this Agreement shall have been obtained by Parent or Merger Sub.

         (e) Consents. All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities, and all material consents from third parties set forth in Sections 4.05 and all of the consents set forth in 9.02(e) of the Company Disclosure Schedule shall have been obtained.

         (f) Credit Agreement. U.S. Bank, N.A. shall have provided a "pay-off" letter to the Company in form and substance reasonably satisfactory to Parent agreeing, among other things, to release all security interests in assets of the Company and the Subsidiary and all shareholder guarantees upon repayment of all amounts outstanding under the Credit Agreement.

         (g) Material Adverse Effect. No Company Material Adverse Effect, nor any events, circumstances, changes or effects that in the aggregate would constitute a Company Material Adverse Effect, shall have occurred since the date of this Agreement.

         (h) Shareholder Approval. Holders of at least 93% of all shares of Company Common Stock entitled to vote on the Merger shall have approved this Agreement and the transactions contemplated hereby.

         (i) Employees. Each of the Employment Agreements shall be in full force and effect and none of the employees thereto have terminated their employment thereunder or given notice of their intention to terminate such employment, and all of the individuals set forth in Section 9.02(i)(i) of the Company Disclosure Schedule and 90% of the individuals set forth in
     Section 9.02(i)(ii) of the Company Disclosure Schedule shall be employed by the Company and the Subsidiary as of the Closing and shall not have given notice of their intention to terminate such employment.

         (j) Resignation. All members of the Board of Directors of the Company and the Subsidiary shall have executed written resignations effective as of the Effective Time.

         (k) Indemnity Escrow Agreement. The Company shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect at the Effective Time.

         (l) Share Escrow Agreements. Each of Bradley R. Mason and William R. Hopson shall have entered into the share escrow agreements with Parent, in the agreed forms, with respect to the shares of Parent Common Stock to be purchased by them pursuant to the Voting and Subscription Agreement, and such share escrow agreements shall be in full force and effect at the Effective Time.

         (m) Intellectual Property Lien. The Company shall have delivered to Parent evidence satisfactory to Parent of the release of the security interest in the Company Intellectual Property recorded on May 5, 2000 with the United States Patent and Trademark Office in favor of Sanwa Bank of California.

         (n) Environmental Insurance Policy. Parent shall have procured the Environmental Insurance Policy and such policy shall be in full force and effect.

         (o) Voting and Subscription Agreement. The Voting and Subscription Agreement shall be in full force and effect, no Significant Shareholder shall be in default thereunder and all conditions to the issuance of shares of Parent Common Stock thereunder shall have been satisfied.

         (p) Taxes. The Company shall have filed amended or original Tax returns and paid all Taxes required to be filed and paid by the Company prior to the date hereof with respect to exercises of options to acquire Shares made prior to the date hereof, or, with respect to the withholding of Taxes for 2002, Parent shall have received appropriate certifications from the individuals that exercised options in 2002 that such individuals have paid all Taxes imposed on such individual with respect to such exercises.

         (q) Vista Lease. North County Industrial Park, L.P., as landlord under the Standard Industrial/Commercial Multi-Tenant Lease between the Company and North County Industrial Park, L.P., dated May 15, 1995 (the "Vista Lease"), shall have consented to the deemed assignment of the Vista Lease resulting from the Merger and shall have agreed to release the related personal guarantees of Bradley R. Mason, Gregory Nelson, William R. Hopson, Jeffrey Mason and William Bue at the Effective Time.

         (r) Promissory Notes. Parent shall be reasonably satisfied that all promissory notes held by the Company as of the Effective Time can be repaid to the Company as contemplated pursuant to Section 7.12 out of the cash consideration to be paid to the note holders as a result of the Merger (net of any cash to be reinvested in Parent Common Stock in accordance with the Voting and Subscription Agreement).

         (s) Capstone. The Company shall have paid all amounts owed to Capstone Turbine Corporation and shall have no further liability to such entity.

         SECTION 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and the Voting and Subscription Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date; provided that any representation or warranty that is qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the Effective Time, or as of such particular earlier date, as the case may be.

         (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement or the Voting and Subscription Agreement to be performed or complied with by it on or prior to the Effective Time.

         (c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Parent, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

         (d) Credit Agreement. U.S. Bank, N.A. shall have provided a "pay-off" letter to the Company in form and substance reasonably satisfactory to the Company agreeing, among other things, to release all security interests in assets of the Company and the Subsidiary and all shareholder guarantees upon repayment of all amounts outstanding under the Credit Agreement.

         (e) Material Adverse Effect. No Parent Material Adverse Effect, nor any events, circumstances, changes or effects that in the aggregate would constitute a Parent Material Adverse Effect, shall have occurred since the date of this Agreement.

         (f) Promissory Notes. Parent shall have provided evidence reasonably satisfactory to the Shareholders' Representative that the payment of the promissory notes owed to the holders of Shares listed on Section 4.07(b) of the Company Disclosure Schedule shall be made by Parent or the Surviving Corporation at the Effective Time, subject to setoff of any amounts owed by such holders to Parent under the Voting and Subscription Agreement.

         (g) Vista Lease. North County Industrial Park, L.P., as landlord under the Vista Lease, shall have consented to the deemed assignment of the Vista Lease resulting from the Merger and shall have agreed to release the related personal guarantees of Bradley R. Mason, Gregory Nelson, William R. Hopson, Jeffrey Mason and William Bue at the Effective Time.

                                   ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 10.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger and the other transactions contemplated by this Agreement by the Shareholders, as follows:

         (a) by mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board; or

         (b) by either Parent or the Company if the Effective Time shall not have occurred on or before January 31, 2004; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

         (c) by either Parent or the Company if any Order which is final and nonappealable has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

         (d) by either Parent or the Company if this Agreement shall fail to receive the approval of holders of a majority of the issued and outstanding shares of the Company's Common Stock on or prior to five business days after the date of this Agreement; or

         (e) by Parent (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or on the part of any Significant Shareholder set forth in the Voting and Subscription Agreement, or (ii) if any representation or warranty of the Company or any Significant Shareholder shall have become untrue, if, in the case of either (i) or (ii) above, the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company or the Significant Shareholders, Parent may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its best efforts to cure such breach, unless such breach is not cured within 20 days after notice of such breach is provided by Parent to the Company; or

         (f) by the Company (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement or the Voting and Subscription Agreement, or (ii) if any representation or warranty of Parent and Merger Sub shall have become untrue, if, in the case of either (i) or (ii) above, the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 10.01(f) for so long as Parent and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within 20 days after notice of such breach is provided by the Company to Parent.

         SECTION 10.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

         SECTION 10.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger and the other transactions contemplated by this Agreement by the Shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         SECTION 10.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.




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



                                   ARTICLE XI

                                 INDEMNIFICATION

         SECTION 11.01. Survival of Representations and Warranties. The representations and warranties contained in this Agreement, the Voting and Subscription Agreement and the Subscription Agreements (collectively, the "Acquisition Documents") shall survive the Effective Time for a period of two years. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of another party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

         SECTION 11.02. Indemnification by the Shareholders. (a) After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties") shall be indemnified and held harmless by each holder of shares of Company Common Stock as of immediately prior to the Effective Time (each, a "Shareholder") for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including in connection with any action brought or otherwise initiated by any of them) (hereinafter, a "Loss"), arising out of or resulting from:

               (i) the breach of any representation or warranty (without giving effect to any qualification as to materiality or Company Material Adverse Effect (or similar qualifications) contained therein in determining the amount of any Loss) made by the Company or such Shareholder in the Acquisition Documents as of the date of this Agreement or as if such representation and warranty was made on and as of the date of the Effective Time; provided, however, that no Shareholder shall be liable for any breach of any representation or warranty made by any other Shareholder in the Voting and Subscription Agreement or the Subscription Agreements;

               (ii) the breach of any covenant or agreement made by the Company or such Shareholder in the Acquisition Documents; provided, however, that no Shareholder shall be liable for any breach of any covenant or agreement made by any other Shareholder in the Voting and Subscription Agreement or the Subscription Agreements;

               (iii) Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire the Company's capital stock or assets or the right to approve this Agreement;

               (iv) the matters listed in Sections 4.09, 4.13(b) and 4.17(d) of the Company Disclosure Schedule;

               (v) the amount, if any, by which the Final Closing Working Capital is less than the Estimated Closing Working Capital;

               (vi) the amount of any costs or expenses incurred by the Company or the Subsidiary in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement that were not paid prior to the Effective Time and not reflected on the estimate of such unpaid costs and expenses provided to Parent prior to the Effective Time in accordance with Section 7.10; and

               (vii) the amount, if any, by which the Closing Cash, as determined by Parent after the Effective Time, is less than the good faith estimate of the Closing Cash provided to Parent by the Company immediately prior to the Effective Time in accordance with Section 3.01(a).

         To the extent that any of the undertakings of the Shareholders set forth in this Section 11.02(a) may be unenforceable, the Shareholders shall contribute from the Cash Escrow Fund the maximum amount that they are permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Parent Indemnified Parties, subject to the limitations imposed by this Agreement.

         (b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud:

               (i) no indemnification payment by the Shareholders with respect to any indemnifiable Loss otherwise payable under Section 11.02(a) and arising out of or resulting from the causes enumerated in Section 11.02(a) (other than Section 11.02(a)(v)-(vii) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $1,500,000, after which time the Shareholders shall only be liable for such indemnifiable Losses in excess of the first $1,500,000;

               (ii) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 11.02(a) (other than, with respect to the Voting and Subscription Agreement and the Subscription Agreements, breaches of covenants therein and other obligations to be performed thereunder at or after the Effective Time) that may be recovered by the Parent Indemnified Parties shall be limited to the amount of the Cash Escrow Fund; and

               (iii) no Loss shall be deemed to have been sustained by any Parent Indemnified Party to the extent of any proceeds received by such party from any insurance policies with respect thereto or any monies received by such Parent Indemnified Party pursuant to indemnification obligations of third parties.

         SECTION 11.03. Indemnification by Parent. (a) After the Effective Time, the Shareholders and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the "Shareholder Indemnified Parties") shall be indemnified and held harmless by Parent for any and all Losses, arising out of or resulting from:

          (i) the breach of any representation or warranty (without giving effect to any qualification as to materiality contained therein in determining the amount of any Loss) made by Parent in the Acquisition Documents as of the date of this Agreement or as if such representation and warranty was made on and as of the date of the Effective Time;

          (ii) the breach of any covenant or agreement made by Parent in the Acquisition Documents; or

          (iii) the amount, if any, by which the Closing Cash, as determined by Parent after the Effective Time, is greater than the good faith estimate of the Closing Cash provided to Parent by the Company immediately prior to the Effective Time in accordance with Section 3.01(a).

         To the extent that any of Parent's undertakings set forth in this
Section 11.03(a) may be unenforceable, Parent shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Shareholder Indemnified Parties, subject to the limitations imposed by this Agreement.

         (b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud:

          (i) no indemnification payment by Parent with respect to any indemnifiable Loss otherwise payable under Section 11.03(a)(i) and (ii) and arising out of or resulting from the causes enumerated in Section 11.03(a) (except for Parent's obligation under Section 3.02(a) to deposit cash sufficient to pay the aggregate cash consideration pursuant to Section 3.02) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $1,500,000, after which time Parent shall only be liable for such indemnifiable Losses in excess of the first $1,500,000;

          (ii) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 11.03(a)(i) or (ii) (except for Parent's obligation under Section 3.02(a) to deposit cash sufficient to pay the aggregate cash consideration pursuant to Section 3.02) that may be recovered from Parent shall be limited to $12,000,000; and

          (iii) no Loss shall be deemed to have been sustained by any Shareholder Indemnified Party to the extent of any proceeds received by such party from any insurance policies with respect thereto.

         SECTION 11.04. Indemnification Procedures. (a) For purposes of this
Section 11.04, a party against which indemnification may be sought is referred to as the "Indemnifying Party" and the party which may be entitled to indemnification is referred to as the "Indemnified Party".

         (b) The obligations and liabilities of Indemnifying Parties under this
Article XI with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article XI ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give all Indemnifying Parties notice of such Third Party Claim as promptly as practicable after the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article XI except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

         (c) The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party unless the other party and its affiliates is released in full in connection with such settlement.

         SECTION 11.05. Shareholders' Representative. Bradley R. Mason (such person and any successor or successors being the "Shareholders' Representative") shall act as the representative of the Shareholders, and shall be authorized to act on behalf of the Shareholders and to take any and all actions required or permitted to be taken by the Shareholders' Representative under this Agreement or the Escrow Agreement, with respect to any claims (including the settlement thereof) made by Parent or the Shareholders for indemnification pursuant to
Article VIII or this Article XI of this Agreement and with respect to any actions to be taken by the Shareholders' Representative pursuant to the terms of the Escrow Agreement. The Shareholders shall be bound by all actions taken by the Shareholders' Representative in its capacity thereof that are within the authority granted herein. The Shareholders' Representative shall at all times act in his or her capacity as Shareholders' Representative in a manner that the Shareholders' Representative believes in good faith to be in the best interest of the Shareholders. Neither the Shareholders' Representative nor any of its directors, officers, agents or employees shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of its gross



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



negligence, bad faith or willful misconduct. The Shareholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Shareholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders' Representative shall not be required to exercise any discretion or take any action. Each Shareholder severally shall indemnify and hold harmless and reimburse the Shareholders' Representative from and against such Shareholder's ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders' Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders' Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders' Representative's gross negligence, bad faith or willful misconduct. Notwithstanding anything to the contrary herein or in the Escrow Agreement, (a) the Shareholders' Representative is not authorized to, and shall not, accept on behalf of any Shareholder any Merger Consideration to which such Shareholder is entitled under this Agreement and (b) the Shareholders' Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Shareholder unless the Shareholders' Representative is expressly authorized to do so in a writing signed by such Shareholder. In all matters relating to this Article XI, the Shareholders' Representative shall be the only party entitled to assert the rights of the Shareholders, and the Shareholders' Representative shall perform all of the obligations of the Shareholders hereunder. Parent shall be entitled to rely on all statements, representations and decisions of the Shareholders' Representative.

         SECTION 11.06. Exclusive Remedy. Except with respect to claims based on fraud or for non-cash equitable remedies, from and after the Effective Time the sole and exclusive remedy for any breach of any representation or warranty contained in the Acquisition Documents and for any other claim arising out of the Transactions contemplated thereunder shall be pursuant to the indemnification provisions of Article VIII and this Article XI and indemnification claims pursuant to Article VIII and Section 11.02(a) (other than, with respect to the Voting and Subscription Agreement and the Subscription Agreements, breaches of covenants therein and other obligations to be performed thereunder at or after the Effective Time) may be satisfied only in accordance with the Escrow Agreement only out of cash held in the Cash Escrow Fund.

                                  ARTICLE XII

                               GENERAL PROVISIONS

         SECTION 12.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following



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



addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01):

                  if to Parent or Merger Sub:

                           Orthofix International N.V.
                           10115 Kincey Avenue, Suite 250
                           Huntersville, NC 28078
                           Facsimile No.: (704) 948-2690
                           Attention:  Thomas Hein
                           Email:  Tomhein@orthofix.com

                           with a copy to:

                           Shearman & Sterling LLP
                           599 Lexington Avenue
                           New York, New York 10022
                           Facsimile No.:  (212) 848-7179
                           Attention:   John Marzulli
                           Email:  jmarzulli@shearman.com

                  if to the Company:

                           Breg, Inc.
                           2611 Commerce Way
                           Vista, CA 92081
                           Attention: Bradley R. Mason

                  with a copy to:

                           Alan S. Rich, A Professional Law Corporation
                           5857 Owens Avenue, Suite 200
                           Carlsbad, CA 92008
                           Attention: Alan S. Rich

                  with an additional copy to:

                           Orrick, Herrington & Sutcliffe LLP
                           400 Sansome Street
                           San Francisco, CA 94111
                           Facsimile No.:  (415) 773-5759
                           Attention:  John F. Seegal
                           Email:  jseegal@orrick.com

                  if to the Shareholders' Representative:

                           Bradley R. Mason
                           6284 Strada Fragante

                           Rancho Santa Fe, CA 92091

                  with a copy to:

                           Alan S. Rich, A Professional Law Corporation
                           5857 Owens Avenue, Suite 200
                           Carlsbad, CA 92008
                           Attention: Alan Rich

                  with an additional copy to:

                           Orrick, Herrington & Sutcliffe LLP
                           400 Sansome Street
                           San Francisco, CA 94111
                           Facsimile No.:  (415) 773-5759
                           Attention:  John F. Seegal
                           Email:  jseegal@orrick.com

         SECTION 12.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 12.03. Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule), the Escrow Agreement, the Voting and Subscription Agreement, the Subscription Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.02(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 12.04. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Merger Sub of its respective obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         SECTION 12.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.




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



         SECTION 12.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 12.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the CGCL or the
DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of California. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of California for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

         SECTION 12.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08.

         SECTION 12.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 12.10. Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         SECTION 12.11. No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 12.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholders' Representative have caused this Agreement to be executed as of the date first written above.

                                ORTHOFIX INTERNATIONAL N.V.



                                By  /s/ CHARLES FEDERICO
                                   ------------------------------------
                                Name:   Charles Federico
                                Title:  Chief Executive Officer




                                TREVOR ACQUISITION, INC.



                                By /s/  CHARLES FEDERICO
                                   ------------------------------------
                                Name:   Charles Federico
                                Title:  Chief Executive Officer




                                BREG, INC.



                                By /s/  BRADLEY R. MASON
                                   ------------------------------------
                                Name:  Bradley R. Mason
                                Title: Chief Executive Officer




                                BRADLEY R. MASON, as SHAREHOLDERS'
                                REPRESENTATIVE


                                   /s/  BRADLEY R. MASON
                                ---------------------------------------